EXHIBIT 2.15

AGREEMENT AND PLAN OF MERGER

by and between

REMODELERS CREDIT CORPORATION,

U.S. HOME SYSTEMS, INC.

and

DECK AMERICA, INC.

and its

SHAREHOLDERS LISTED HEREIN

Dated as of October 16, 2002

-i-

-ii-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”) is dated as of October 16, 2002 (the “Signing Date”) and is entered by and between DECK AMERICA, INC., a Virginia company (“DAI”), all of the equity owners of DAI, except for the DAI Employee Stock Ownership Plan, as identified on the signature page of this Agreement (collectively, the “Shareholders”), U.S. HOME SYSTEMS, INC., a Delaware corporation (“Parent”) and REMODELERS CREDIT CORPORATION, a Delaware corporation (“Sub”) and a wholly-owned subsidiary of Parent.

WHEREAS, DAI is in the business of providing the fabrication, sale and installation of deck and deck enclosures (the “Business”);

WHEREAS, DAI owns a 25% interest in Pro-Tek Services, LLC, a Virginia limited liability company (“Pro-Tek”). DAI will enter into an agreement with Pro-Tek prior to Closing to acquire all of Pro-Tek’s assets (the “AssetPurchase”) and will close the Asset Purchase and cause the dissolution of Pro-Tek prior to the Closing Date;

WHEREAS, after the Signing Date and prior to the Closing Date, DAI shall cause all of its subsidiaries, Quality Holdings, L.L.C., Certified Basements, Inc., USA Deck, Inc. and Deck America Finance Company (collectively, with Pro-Tek are referred to herein as the “Subsidiaries”) to be merged into DAI and the corporate status of the Subsidiaries shall be dissolved (the “DAI Reorganization”);

WHEREAS, on or prior to the Closing Date, DAI and DAI ESOP shall have entered into a stock redemption agreement (“DAI ESOP Redemption Agreement”) for the redemption of all of the shares of capital stock owned of record or beneficially by the DAI ESOP or the DAI ESOP participants in the DAI ESOP in exchange for the DAI ESOP Note (defined herein), and the existence of the DAI ESOP shall be terminated;

WHEREAS, on or prior to Closing of the transactions contemplated by this Agreement, Parent shall have completed the purchase from MAD LLC of real estate and related fixtures, furniture and equipment located at 1041 Cannons Court, Woodbridge, Virginia 22191 (the “Real Estate Purchase”);

WHEREAS, Parent, Sub and DAI intend to effect a merger of DAI with and into the Sub in accordance with this Agreement, the Delaware General Corporation Law and the Virginia Stock Corporation Act (the “Merger”). Upon consummation of the Merger, DAI shall cease to exist and the Sub shall change its name to USA Deck, Inc. and will be the surviving corporation (the “Surviving Company”) and a wholly-owned subsidiary of Parent upon the terms and subject to the conditions set forth herein;

WHEREAS, the respective boards of directors of each of Parent, Sub and DAI and the Shareholders of DAI have approved and adopted this Agreement, the Operative Documents and the transactions contemplated hereby upon the terms and subject to the conditions set forth herein; and

WHEREAS, for U.S. Federal income tax purposes, it is intended that (a) the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder (the “Regulations”), (b) this Agreement constitutes a plan of reorganization, and (c) Parent, Sub and DAI shall each be a party to such reorganization within the meaning of Section 368(b) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

(a)     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of the immediately preceding sentence, term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(b)     “Agreement” means this Agreement, including all schedules and exhibits hereto, and, if amended, modified or supplemented, as the same may be so amended, modified or supplemented from time to time.

(c)     “Applicable Law” shall have the meaning set forth in Section 2.2(b).

(d)     “Articles of Merger” shall have the meaning set forth in Section 2.1.

(e)     “Asset Purchase” shall have the meaning set forth in Preamble to the Agreement.

(f)     “Betts Employment Agreement” shall have the meaning set forth in Section 6.3(e) and shall be in substantially the form and content as set forth in Exhibit D hereto.

(g)     “Business” shall have the meaning set forth in the Preamble to this Agreement.

(h)     “Cash Compensation” shall have the meaning set forth in Section 4.15(a).

(i)     “Certificate of Merger” shall have the meaning set forth in Section 2.1.

(j)     “Closing” shall have the meaning set forth in Section 2.7.

(k)     “Closing Date” shall have the meaning set forth in Section 2.7.

(l)     “Closing Price” shall have the meaning set forth in Section 2.5.

(m)     “Code” means the Internal Revenue Code of 1986, as amended.

(n)     “Combined Audited Financial Statements” shall have the meaning as set forth in Section 4.19.

(o)     “Combined Closing Balance Sheet” shall have the meaning as set forth in Section 4.19.

(p)     “Combined Unaudited Financial Statements” shall have the meaning as set forth in Section 4.19.

(q)     “Competing Transaction” shall have the meaning set forth in Section 5.2(c)(ii).

(r)     “Contracts” shall have the meaning set forth in Section 4.9.

(s)     “Cutback” shall have the meaning set forth in Section 5.4(b).

(t)     “DAI” means Deck America, Inc., a Virginia company.

(u)     “DAI’s Balance Sheet” shall have the meaning set forth in Section 4.19.

(v)     “DAI ESOP” means collectively the Deck America Employee Stock Ownership Trust (the “Trust”) which implements and forms a part of the Deck America Employee Stock Ownership Plan (the “Plan”).

(w)     “DAI ESOP Note” means the DAI note payable to the DAI ESOP for redemption of the DAI ESOP’s shares in DAI.

(x)     “DAI ESOP Redemption Agreement” means the stock redemption agreement entered into by and between DAI and the DAI ESOP in substantially the form and content of Exhibit A hereto.

(y)     “DAI’s Knowledge” means the actual knowledge of Daniel Betts.

(z)     “DAI’s Leases” shall have the meaning set forth in Section 4.18(a).

(aa)     “DAI’s Material Contracts” shall have the meaning set forth in Section 4.9.

(bb)     “DAI’s Plans” shall have the meaning set forth in Section 4.17(b).

(cc)     “DAI’s Reorganization” shall have the meaning set forth in the Preamble of this Agreement.

(dd)     “DAI Shares” shall mean all the issued and outstanding capital stock of DAI on the Closing Date and shall consist of 3,760 shares of common stock.

(ee)     Intentionally Left Blank

(ff)     “Debt” means (i) any amount or other obligation payable by DAI in respect to indebtedness for borrowed money or interest-bearing liabilities of DAI, including without limitation, the aggregate principal amount of and accrued but unpaid interest on any outstanding borrowings under any document or instrument evidencing interest-bearing, short-term or long-term liabilities or indebtedness of DAI or any other indebtedness of DAI (including capitalized leases), (ii) deferred compensation obligations of DAI, (iii) accrued but unfunded post-retirement benefits of DAI, and (iv) any other long-term liabilities of any kind or nature of DAI required to be set forth on DAI’s Balance Sheet in accordance with GAAP.

(gg)     “DGCL” means the General Corporation Law of the State of Delaware, as it may be amended from time to time, and any successor to such act.

(hh)     “Dispute” shall have the meaning set forth in Section 9.1.

(ii)     “Effective Time” shall have the meaning set forth in Section 2.1.

(jj)     “Employment Agreements” shall have the meaning set forth in Section 4.15(b).

(kk)     “Encumbrance” means all liens, charges and security interests.

(ll)     “Environmental Law” shall have the meaning set forth in Section 4.16.

(mm)     “Environmental Permit” means any permits, licenses, notifications, consents or approvals required under any Environmental Law.

(nn)     “ERISA” shall have the meaning set forth in Section 4.17(a).

(oo)     “Escrow Agent” shall have the meaning set forth in Section 8.4.

(pp)     “Escrow Agreement” shall have the meaning set forth in Section 8.4 and shall be in substantially the form and content of Exhibit B attached hereto.

(qq)     “Escrowed Shares” shall have the meaning set forth in Section 8.4.

(rr)     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(ss)     “Executives” shall have the meaning set forth in Section 9.1(a).

(tt)     “GAAP” shall have the meaning set forth in Section 3.8(b).

(uu)     “Governmental Entity” means any federal, state, local, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or administrative agency or commission.

(vv)     “Governmental Permit” means any franchise, consent, license, marketing right, permit, authorization, approval or other operating authority issued by any governmental or regulatory body.

(ww)     “Hazardous Substances” shall have the meaning set forth in Section 4.16.

(xx)     “Indemnifiable Claim” shall have the meaning set forth in Section 8.2(a)(ii).

(yy)     “Indemnitee” shall have the meaning set forth in Section 8.2.

(zz)     “Indemnifying Party” shall have the meaning set forth in Section 8.3(a).

(aaa)     “Intellectual Property” means inventions, patents, trademarks, service marks, trade names, copyrights, trade secrets, technology and know-how, software and other intellectual property rights.

(bbb)     “IRS” means the Internal Revenue Service.

(ccc)     “Laws” means all federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, determination, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified persons or entities and to the businesses and assets thereof (including, without limitation, Laws relating to securities registration and regulation; the sale, leasing, ownership of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; safety, health and fire prevention; and environmental protection).

(ddd)     “Licenses” means all licenses, permits, authorizations, consents, certificates, registrations, variances, exemptions, waivers, franchises and other approvals from any Governmental Entity, including, without limitation, environmental Licenses.

(eee)     “Loss” or “Losses” means any and all out-of-pocket damages, costs, liabilities, losses, judgments, penalties, fines, expenses or other costs, including reasonable attorney’s fees, incurred by any party.

(fff)     “MAD” means a Virginia limited liability company of which Daniel L. Betts, Melvin H. Rosenblatt and Andrew R. Tavss are all the members and which is the owner of the Real Estate.

(ggg)     “Material Adverse Effect” means a material adverse effect on either (i) the assets, operations or financial condition of DAI, Parent or Sub, as applicable, or (ii) DAI’s,

Parent’s or Sub’s ability to consummate the transactions contemplated hereby; provided, however, for purposes of the parties’ representations and warranties in this Agreement, “Material Adverse Effect” shall be deemed to include any event or circumstance which could reasonably be expected to result in a liability to DAI, Parent or Sub in excess of $75,000, individually or in the aggregate.

(hhh)     “Mediation” shall have the meaning set forth in Section 9.1(b).

(iii)     “Mediator” shall have the meaning set forth in Section 9.1(b).

(jjj)     “Merger” shall have the meaning set forth in the Preamble to this Agreement.

(kkk)     “Merger Consideration” shall have the meaning set forth in Section 2.5.

(lll)     “Negotiation” shall have the meaning set forth in Section 9.1(a).

(mmm)     “Net Purchase Price” shall have the meaning set forth in Section 2.5.

(nnn)     “Noncompetition Agreement” shall have the meaning set forth in Section 5.2(g) and shall be in substantially the form and content of Exhibit C attached hereto.

(ooo)     “Operative Documents” shall have the meaning set forth in Section 2.7.

(ppp)     “Parent’s and Sub’s Knowledge” means the actual knowledge of Murray H. Gross.

(qqq)     “Parent” means U.S. Home Systems, Inc., a Texas corporation.

(rrr)     “Parent’s Common Stock” means Parent’s common stock, $0.001 par value.

(sss)     “Parent’s and Sub’s Liability Limit” shall have the meaning set forth in Section 8.2(b)(iv).

(ttt)     “Parent’s Shares” shall have the meaning set forth in Section 2.5.

(uuu)     “Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or other entity (including a Governmental Entity).

(vvv)     “Property” shall have the meaning set forth in Section 4.16.

(www)     “Pro-Tek” shall have the meaning set forth in the Preamble of this Agreement.

(xxx)     “Purchase Price Adjustment” shall have the meaning set forth in Section 2.5.

(yyy)     “Real Estate Leases” shall have the meaning set forth in Section 4.18(a).

(zzz)     “Real Estate Purchase” shall have the meaning set forth in the Preamble of this Agreement.

(aaaa)     “Regulations” shall have the meaning set forth in the Preamble to this Agreement.

(bbbb)     “Representatives” shall have the meaning set forth in Section 5.3(c)(i).

(cccc)     “SEC” means the Securities and Exchange Commission.

(dddd)     “SEC Documents” shall have the meaning set forth in Section 3.8.

(eeee)     “Securities Act” means the Securities Act of 1933, as amended.

(ffff)     “Shareholders” shall have the meaning set forth in the Preamble to the Agreement.

(gggg)     “Shareholders’ Liability Limit” shall have the meaning set forth in Section 8.2(a)(iv).

(hhhh)     “Shareholder Percentage” shall mean the percentage set forth by each Shareholder’s name in Section 2.5.

(iiii)     “Signing Date” shall have the meaning set forth in the Preamble to the Agreement.

(jjjj)     “Standstill Period” shall have the meaning set forth in Section 5.2(c).

(kkkk)     “Stock Consideration” shall have the meaning set forth in Section 2.5.

(llll)     “Sub” means Remodelers Credit Corporation, a Delaware corporation.

(mmmm)     “Sub’s Common Stock” means Sub’s common stock, $0.01 par value.

(nnnn)     “Subsidiary” means with respect to any Person (i) any corporation at least a majority of whose outstanding voting stock is owned, directly or indirectly, by such Person or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, (ii) any general partnership, joint venture or similar entity, at least a majority of whose outstanding partnership or similar interests shall at the time be owned by such Person, or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries and (iii) any limited partnership of which such Person or any of its Subsidiaries is a general partner. For purposes of this definition, “voting stock” means shares, interests, participations or other equivalents in the equity interest (however designated) in such Person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such Person other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

(oooo)     “Surviving Company” shall have the meaning set forth in the Preamble to the Agreement.

(pppp)     “Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital gains, environmental (pursuant to Section 59A of the Code or otherwise), custom duties, capital stock, franchise, employee’s income withholding, foreign withholding, social security (or its equivalent), unemployment, disability, real property, personal property, sales, use, transfer, value added, registration, alternative or add-on minimum, estimated or other tax, including any interest, penalties or additions to tax in respect of the foregoing, whether disputed or not, and any obligation to indemnify, assume or succeed to the liability of any other person in respect of the foregoing.

(qqqq)     “Tax Liability” shall mean any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due) with respect to Taxes.

(rrrr)     “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof

(ssss)     “Third-Party Claim” shall have the meaning set forth in Section 8.3(a).

(tttt)     “VSCA” means the Virginia Stock Corporation Act.

ARTICLE II

THE MERGER

Section 2.1     The Merger. Upon the terms and subject to the conditions of this Agreement, a certificate of merger (the “Certificate of Merger”) shall be duly prepared, executed and acknowledged in accordance with the DGCL and thereafter delivered to the Secretary of State of the State of Delaware for filing as provided in the DGCL, and the parties hereto will cause the merger to be consummated by the filing with the Secretary of the State of Virginia, in accordance with the VSCA, of articles of merger (“Articles of Merger”) in such form as is required by, and executed in accordance with, the relevant provisions of the VSCA on the Closing Date. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger and at such time as the Secretary of State of the State of Virginia shall upon such filing of the Articles of Merger, issue a certificate of merger in respect of the merger (the “Effective Time”).

Section 2.2     Effects of the Merger. At the Effective Time of the Merger:

(a)     DAI shall be merged with and into the Sub. As a result of the Merger, the separate corporate existence of DAI shall cease and the Sub shall continue as the Surviving Company and a wholly-owned Subsidiary of Parent.

(b)     The Certificate of Incorporation of the Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Company after the Effective Time unless and until further amended in accordance with all applicable laws, ordinances, regulations, judgments, decrees or orders (“Applicable Law”).

(c)     The Bylaws of the Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Company after the Effective Time unless and until further amended in accordance with Applicable Law.

(d)     Parent shall elect new directors and officers of Sub immediately after the Effective Time as designated on Schedule 2.1(d), and such directors and officers shall be the directors and officers of the Surviving Company after the Effective Time. Such directors and officers shall serve in accordance with the Bylaws of the Surviving Company and shall hold their positions until the next annual meeting of the stockholders of the Surviving Company and until the election and qualification of their respective successors or until their tenures are otherwise terminated in accordance with the Bylaws of the Surviving Company.

(e)     Surviving Company will be governed by the laws of the State of Delaware.

(f)     The Certificate of Incorporation of the Sub shall be amended so that the name of the Surviving Company is “ USA Deck, Inc.”

(g)     The Merger shall have the effects set forth in the DGCL and VSCA. Without limiting the foregoing, on and after the Effective Time, the Surviving Company shall possess all the assets and interests of every description, wherever located, and all rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of each of DAI and Sub, all of which shall be vested in the Surviving Company without further act or deed, and on and after the Effective Time, all liabilities and obligations of the Sub and DAI shall be allocated to the Surviving Company. The parties acknowledge that the Shareholders have an obligation to provide indemnification to Parent and Surviving Company pursuant to Article VIII of this Agreement.

Section 2.3    Effect of the Merger on Capital Stock. As of the Effective Time, as a result of the Merger and without any action on the part of any holder thereof:

(a)     All the DAI Shares issued and outstanding immediately prior to the Effective Time will (i) convert into the right to receive, subject to the provisions of Section 2.4 and Section 2.5, without interest, on surrender of the certificates, the Merger Consideration, (ii) cease to be outstanding and to exist, and (iii) be canceled and retired;

(b)     Each share of DAI Shares held in the treasury of DAI or any DAI Subsidiary will cease to be outstanding and to exist and will be canceled and retired;

(c)     Each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time will remain unchanged and such shares will constitute all of the issued and outstanding shares of capital stock of the Surviving Company;

(d)     Parent’s Shares issued as part of the Merger Consideration shall be “restricted securities” as defined in Rule 144 under the Securities Act and shall bear a restricted legend to such effect; and

(e)     Each holder of a certificate representing shares of DAI Shares immediately prior to the Effective Time will, as of the Effective Time and thereafter, cease to have any rights respecting those shares other than the right to receive, subject to the provisions of Section 2.4, without interest, the Merger Consideration into which those shares convert.

Section 2.4     Delivery, Exchange and Payment.

(a)     At or after the Effective Time: (i) each Shareholder will deliver to Parent (or any agent that Parent may appoint for purposes of this Section 2.4) the certificates representing all the DAI Shares owned by that Shareholder, duly endorsed in blank, or accompanied by stock powers in blank duly executed, by that Person, and with all necessary transfer tax and other revenue stamps, acquired at that Person’s expense, affixed and canceled. Each Shareholder will cure any deficiencies in the endorsement of the certificates or other documents of conveyance respecting, or in the stock powers accompanying, the certificates representing DAI Shares that Person delivers, and (ii) the Shareholders, as holders of certificates representing DAI Shares, will, on surrender of those certificates to Parent (or any agent that Parent may appoint for purposes of this Section 2.4), receive, subject to the provisions of this Section 2.4 and Section 2.5, the Merger Consideration.

(b)     Until any certificate representing DAI Shares has been surrendered and replaced under this Section 2.4, that certificate will, for all purposes, be deemed to evidence ownership of the number of whole shares of Parent Common Stock included in the Merger Consideration payable in respect of that certificate under Section 2.5.

Section 2.5     Merger Consideration. The consideration for the merger (the “Merger Consideration”) shall be $3,800,000.00 less, if any, the Purchase-Price-Adjustment (the “Net Purchase Price”). The Purchase Price Adjustment shall be as of the Closing Date the amount due Prosperity Bank and Trust under DAI’s line of credit. Parent shall pay to Shareholders and the DAI ESOP the Net Purchase Price at Closing as follows: (i) $300,000 in immediately available funds to the DAI ESOP as full payment for the DAI ESOP Note, and (ii) to the Shareholders, pro-rata based upon their ownership interest of the DAI Shares, (1) $1,000,000 in immediately available funds, and (2) the balance shall be paid in restricted shares of Parent common stock (“Parent’s Shares”) (the “Stock Consideration”). The number of Parent’s Shares to be issued to Shareholders at Closing shall be determined based upon a $5.00 price per share of Parent common stock (the “Closing Price”). At Closing, the Merger Consideration

shall be divided among and delivered to the Shareholders in the percentage amount as set forth next to their respective names: Daniel L. Betts – 22.5%; Melvin H. Rosenblatt – 22.5%; Steven E. Welter – 25%; Andrew R. Tavss – 5% and Osmose, Inc. – 25% (“Shareholders Percentage”). At Closing, and upon effectiveness of the Merger, the corporate existence of DAI shall be dissolved.

Section 2.6     Additional Agreements.

(a)     Asset Purchase. After the Signing Date and prior to the Closing Date, DAI shall have completed the Asset Purchase and the corporate existence of Pro-Tek shall have been dissolved.

(b)     DAI Reorganization. After the Signing Date and prior to the Closing Date, DAI shall have completed the DAI Reorganization.

(c)     Real Estate Purchase. On or prior to the Signing Date, Parent and MAD LLC shall have entered into a contract of sale to acquire the Real Estate.

(d)     DAI ESOP Redemption Agreement. On or prior to the Closing Date, DAI and the DAI ESOP shall have entered into the DAI ESOP Redemption Agreement and DAI shall have redeemed all of the DAI Shares owned of record or beneficially by the DAI ESOP or the DAI ESOP participants in the DAI ESOP in exchange for the DAI ESOP Note, and the existence of the DAI ESOP shall be terminated in accordance with the DAI ESOP Redemption Agreement.

(e)     Removal of Rule 144 Restrictions. Upon request of a Shareholder, Parent hereby agrees to take all steps to cause the removal of the restricted legend referred to in Section 2.3(d), provided such Shareholder has complied with the applicable provisions of Rule 144, such removal is permitted under applicable federal and state securities laws and subject to the provisions of the Escrow Agreement.

(f)     Escrow Agreement. The Escrowed Shares, which shall represent 30% of the Stock Consideration issued to the Shareholders, shall be delivered to the Escrow Agent at Closing pursuant to the Escrow Agreement.

Section 2.7     Closing. Closing of the Merger (the “Closing”) shall occur on or before November 30, 2002, or such other date as mutually agreed to by the parties (the “Closing Date”), and shall take place either at the offices of Jackson Walker, L.L.P., 901 Main Street, Suite 6000, Dallas, Texas 75202 or through the exchange, via facsimile to be followed by hard copies via national overnight courier (e.g. FedEx), of executed originals of this Agreement and all other agreements, documents and instruments to be executed in connection herewith (the “Operative Documents”), or at such other place or by such other method as may be mutually agreed upon by the parties.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub, jointly and severally, represent and warrant to DAI and the Shareholders that the following are true and correct as of the Signing Date and shall be true and correct at Closing as if made on the Closing Date and at the Effective Time:

Section 3.1     Validity and Capitalization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to carry on its business as it is now being conducted. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to carry on its business as it is now being conducted. Parent and Sub have the full corporate power and authority to own, operate and lease their assets, to carry on their businesses as currently conducted, to execute and deliver this Agreement and the Operative Documents, and to carry out the transactions contemplated hereby. Parent and Sub are duly qualified and licensed to conduct business as foreign corporations and are in good standing in each jurisdiction where the conduct of their respective businesses makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on Parent or Sub.

Section 3.2     Liabilities of Sub. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with this Agreement and the Operative Documents or in furtherance of the transactions contemplated hereby, Sub will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities. A schedule of all obligations and liabilities of Sub as of the Closing Date shall be set forth in Schedule 3.2.

Section 3.3     Corporate Authorization. The execution, delivery and performance by Parent and Sub of this Agreement and the Operative Documents is within the corporate powers of Parent and Sub and have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement and the Operative Documents constitute a valid and binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and transfers, and moratorium or similar laws of general application affecting the enforcement of creditors’ rights generally or the availability of equitable remedies.

Section 3.4     Compliance with Applicable Law. To Parent’s and Sub’s knowledge, (a) Parent and Sub have substantially complied with and are in substantial compliance in all material respects with all laws, statutes, governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable to Parent or Sub, except if such noncompliance does not have a Material Adverse Effect, and (b) Parent and Sub have not been charged with, or been under investigation with respect to, any violation of any provision of any federal, state or local law or administrative regulation, except in each of the foregoing cases, where such failure to comply or such charge or investigation has not caused, and would not reasonably be expected to cause, a Material Adverse Effect on or to Parent or Sub or the ability of Parent or Sub to consummate the transactions contemplated by this Agreement and the Operative Documents.

Section 3.5     Litigation, Actions and Proceedings.

(a)     There is no action, proceeding or investigation pending or, to Parent’s or Sub’s knowledge, threatened before any court, governmental or regulatory body, agency, commission, official or arbitrator which (i) questions or calls into question the validity of this Agreement and the Operative Documents, (ii) if decided adversely to Parent or Sub, would materially impair the ability of Parent or Sub to assume its rights and perform its obligations under this Agreement and the Operative Documents, or (iii) calls into question Parent’s or Sub’s state or federal regulatory authority to consummate the transactions contemplated hereby.

(b)     To the knowledge of Parent or Sub, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against Parent or Sub, any of their properties, assets or businesses, or, to the knowledge of Parent or Sub, any of Parent’s or Sub’s officers or any other Person whom Parent or Sub have agreed to indemnify that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To Parent’s or Sub’s knowledge, no third party has expressed an intention to commence a suit or proceeding which could be expected to have a Material Adverse Effect.

Section 3.6     Non-Contravention. The execution and delivery of this Agreement and the Operative Documents do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof shall not, (a) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the Loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license applicable to Parent or Sub, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or Sub, (b) conflict or result in any violation of any provision of the Certificate of Incorporation or Bylaws or other equivalent organizational document, in each case as amended, of Parent or Sub, (c) subject to the governmental filings referenced above, conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or any of its properties or assets, other than, in the case of clauses (a) and (c), any such violations, conflicts, defaults, rights, Losses or Encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect.

Section 3.7     Issuance of Parent’s Shares.

(a)     The authorized capital stock of Parent consists of 30,000,000 shares of common stock, par value $0.001 per share and 1,000,000 shares of preferred stock, $0.001 par value. As of the date hereof, 5,953,371 shares of Parent’s Common Stock are issued and outstanding and no shares of preferred stock are outstanding. All of such issued shares are validly issued, fully paid and nonassessable. Except as set forth on Schedule 3.7, Parent does not have outstanding, and is not bound by, any subscriptions, options, warrants, calls, commitments or agreements to issue any additional shares of its capital stock, including any right of conversion or exchange under any outstanding security or other instrument, and Parent is not obligated to issue any shares of its capital stock for any purpose. There are no unsatisfied preemptive rights in respect to the capital stock of Parent. Parent has no obligation to repurchase any of its securities, and there are no agreements restricting the transfer of or otherwise relating to shares of its capital stock of any class, except as set forth on Schedule 3.7.

(b)     The Parent’s Shares, when issued and delivered to the Shareholders of DAI as a result of the Merger and pursuant to the terms of this Agreement, will be duly and validly authorized and issued, fully paid, nonassessable and free of preemptive rights or other restrictions other than those imposed pursuant to securities laws and regulations, including, but not limited to, the Exchange Act, the Securities Act and regulations of the SEC, and those expressly provided for in this Agreement. The Parent Shares when delivered to Shareholders will not be subject to any pledge or other encumbrance except as provided in the Escrow Agreement. The issuance of the Parent’s Shares at Closing pursuant to the Agreement is a transaction exempt from the registration requirements of the Securities Act.

Section 3.8     SEC Documents and Filing Requirements.

(a)     Parent has filed on a timely basis all documents and reports required to be filed prior to the Signing and Closing Dates with the SEC since January 1, 2002 (the “SEC Documents”). Complete and correct copies of the SEC Documents have been made available to DAI and Shareholders. The SEC Documents (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Documents, in light of the circumstances under which they were made, not misleading.

(b)     Each of the Parent financial statements (including, in each case, any related notes) contained in the SEC Documents, including any SEC Documents filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with generally accepted accounting principles (“ GAAP “) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of Parent and its Affiliates at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring adjustments which were not or are not expected to be material in amount or effect.

Section 3.9     NASDAQ SmallCap Market Requirements. Parent’s Common Stock is duly listed on the NASDAQ SmallCap Market System and to the knowledge of Parent no inquiry or proceeding has been initiated or threatened for the purpose of causing such listing to be terminated or restricted. Within 30 days after the Effective Time Parent shall submit an application to the Nasdaq Stock Market to authorize for listing the Parent’s Shares.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF DAI AND SHAREHOLDERS

Prior to Closing, DAI shall have completed the Asset Purchase and DAI Reorganization and all of the DAI’s Subsidiaries’ representations and warranties shall merge at Closing into DAI’s representations and warranties. DAI and its Subsidiaries (DAI together with its Subsidiaries and Pro-Tek is collectively referred to herein as “DAI”) and Shareholders, jointly and severally, represent and warrant to Parent and Sub that the following are true and correct as of the Signing Date and shall be true and correct at Closing as if made on the Closing Date and at the Effective Time. The representations and warranties of Shareholders are based upon and limited to facts within the actual knowledge of each Shareholder.

Section 4.1     Validity and Capitalization. DAI is a Virginia company, duly organized, validly existing and in good standing under the laws of the State of Virginia. DAI has all requisite power and authority, and is qualified and licensed, to own and operate its assets and carry on the Business as now being conducted and to enter into and perform this Agreement and the Operative Documents, and to carry out the transactions contemplated hereby. DAI is in good standing in each state where the conduct of the Business requires it to be so qualified or licensed, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. The DAI Reorganization shall comply with all applicable federal and state statutes. Prior to Closing and after the DAI Reorganization, DAI shall be a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia and the corporate existence of the DAI Subsidiaries shall have ceased. On the Closing Date and at the Effective Time, the DAI Shares shall (i) represent all of the issued and outstanding shares of capital stock of DAI; (ii) be owned of record and beneficially by the Shareholders; and (iii) be validly issued, fully paid and nonassessable. DAI does not have outstanding any subscriptions, options, warrants, calls, commitments or agreements to issue any additional shares of its capital stock. There are no unsatisfied preemptive rights in respect to the capital stock of DAI. Other than as set forth on Schedule 4.1, DAI has no obligation to repurchase any of its securities, there are no agreements restricting the transfer or voting rights of the DAI Shares or any other agreements or understandings with any DAI employee, officer, director, Shareholder or any other person relating to the capital stock of DAI. Each Shareholder is the record and beneficial owner of his respective Shareholder’s Percentage of the DAI Shares as specified in Section 2.5 herein and the DAI Shares are free of any lien, Encumbrance or pledge. Schedule 4.1A shall list all jurisdictions in which DAI is qualified and/or licensed to do business.

Section 4.2     Corporate Records. Complete and correct copies of DAI’s Articles of Incorporation and Bylaws, each as amended to date, have been made available to Parent and Sub and are in full force and effect. DAI is not in violation of any material provision of its organizational documents. The minute books of DAI, copies of which have been made available to Parent and Sub, contain the minutes of all meetings as recorded by an authorized officer of DAI and the actual consents to all actions taken without meetings by directors and shareholders (and any committees thereof) of DAI during the past two years. Prior to Closing, DAI shall provide Parent and Sub with complete and correct copies of its Articles of Incorporation and Bylaws or equivalent organizational documents, each as amended to date and will be in full force and effect. The minute books of DAI shall be made available to Parent and shall contain the minutes of all meetings of, and actual consents to all actions taken without meetings by the shareholders and the board of directors (and any committees thereof) during the past two years.

Section 4.3     Corporate Authorization. The execution, delivery and performance by DAI and Shareholders of this Agreement and the Operative Documents, and the consummation of the transactions contemplated hereby, have been duly authorized by DAI and its directors and Shareholders. This Agreement and the Operative Documents constitute valid and binding obligations of DAI and Shareholders, enforceable against them in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and transfers, and moratorium or similar laws of general application affecting the enforcement of creditors’ rights generally or the availability of equitable remedies.

Section 4.4     Compliance with Applicable Law.

(a)     To DAI’s knowledge, DAI has substantially complied with and is substantially in compliance in all material respects with (i) all laws, statutes, governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable specifically to DAI and the Business, except if such noncompliance does not have a Material Adverse Effect, and (ii) all material terms and material provisions of all Contracts, and agreements to which DAI is a party, or by which DAI is subject; and

(b)     DAI has not been charged with, or to DAI’s knowledge, been under investigation with respect to, any violation of any provision of any federal, state or local law or administrative regulation in respect of DAI and the Business, except in each of the foregoing cases, where such failure to comply or such charge or investigation has not caused, and would not reasonably be expected to cause, a Material Adverse Effect on or to DAI and the Business or the ability of DAI or the Shareholders to consummate the transactions contemplated by this Agreement.

Section 4.5     Required Licenses and Permits. DAI has all Licenses and Governmental Permits as are necessary for the operation of the Business in a manner consistent with good business practice and in compliance with all laws applicable to such operation, except for Licenses or Governmental Permits the absence of which would not have, individually or in the aggregate, a Material Adverse Effect. All such Licenses and Governmental Permits are identified on Schedule 4.5 and are validly held by DAI and are in full force and effect. To the knowledge of DAI, no action or proceeding is pending or threatened with respect to the such Licenses and Governmental Permits that would reasonably be expected to have a Material Adverse Effect. To the knowledge of DAI, and except as set forth on Schedule 4.5, no such Licenses or Governmental Permits are subject to suspension, modification, revocation or non-renewal as a result of the execution, delivery and performance of this Agreement, the Operative Documents or the consummation of the transactions contemplated hereby, except that where such failure to hold such Licenses and Governmental Permits would not have, individually or in the aggregate, a Material Adverse Effect. To DAI’s knowledge, DAI is in compliance with the material provisions of all Licenses and Governmental Permits identified on Schedule 4.5.

Section 4.6     Governmental Notices. DAI has not received notice from any federal, state or other governmental agency or regulatory body indicating that such agency or regulatory body would oppose or not grant or issue its consent or approval, if required with respect to the transactions contemplated by this Agreement and the Operative Documents.

Section 4.7     Non-Contravention. Except as set forth in Schedule 4.7, the execution and delivery of this Agreement and the Operative Documents do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the Loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license applicable to DAI, or its Shareholders, or result in the creation of any Encumbrance upon any of the properties or assets of DAI, (ii) conflict or result in any violation of any material provision of the Articles of Incorporation or Bylaws or other equivalent organizational document, in each case as amended, of DAI, (iii) subject to the governmental filings referenced above, conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to DAI or any of its properties or assets, other than, in the case of clauses (i) and (iii), any such violations, conflicts, defaults, rights, Losses or Encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect.

Section 4.8     Government Approvals; Required Consents.

(a)     No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to DAI or its Shareholders in connection with the execution and delivery of this Agreement by DAI and its Shareholders or is necessary for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and filing of Articles of Merger with the Secretary of State of Virginia, (ii) required filings by the Shareholders with the SEC as a result of the Merger; (iii) such consents, approvals, authorizations, permits, filings and notifications listed on Schedule 4.8(a) and (iv) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect.

(b)     Except as set forth on Schedule 4.8(b), no affirmative consent or affirmative approval is required by virtue of the execution of this Agreement and the Operative Documents or the consummation of any of the transactions contemplated hereby to avoid the violation or breach of, or the default under, or the creation of a lien on any of the assets pursuant to the terms of, any law, regulation, order, decree or award of any court or governmental agency or any lease, agreement, contract, mortgage, note, license or any other instrument to which DAI is a party or to which it or any of its assets is subject.

Section 4.9     Material Contracts. Except for this Agreement and as listed or described on Schedule 4.9, DAI is not a party to or bound by any written or oral leases, agreements or other contractual commitments (“Contracts”) that are of a type described below (collectively, the “DAI’s Material Contracts”):

(a)     any collective bargaining arrangement with any labor union or any employment contract;

(b)     any Contract for capital expenditures or the acquisition or construction of fixed assets in excess of $25,000;

(c)     any Contract for the purchase or sale of inventory, materials, supplies, merchandise, machinery, equipment, parts or other property or services requiring aggregate future payments in excess of $25,000 (other than standard inventory purchase orders executed in the ordinary course of business);

(d)     any Contract relating to the borrowing of money, or the guaranty of another person’s borrowing of money;

(e)     any Contract granting any person a lien on all or any part of DAI’s material assets;

(f)     any Contract granting to any person a first refusal, first offer or similar preferential right to purchase or acquire any of its stock or assets or to register any securities under federal or state securities laws;

(g)     any Contract under which DAI is a lessee or sublessee of any machinery, equipment, vehicle (including fleet equipment) or other tangible personal property, or a lessor of any property, in either case having an original value in excess of $25,000;

(h)     any Contract limiting, restricting or prohibiting it from conducting business anywhere in the United States or elsewhere in the world;

(i)     any joint venture or partnership Contract or any Contract with any officer, director, stockholder or other Affiliate of DAI; and

(j)     any Contract requiring future payments of $25,000 or more that requires the consent of the other party thereto in connection with the transactions contemplated hereby.

DAI has made available to Parent a true and complete copy of each written DAI Material Contract, including all amendments or other modifications thereto. Except as set forth on Schedule 4.9, to DAI’s knowledge, each DAI Material Contract is a valid and binding obligation of DAI enforceable in accordance with its terms, subject only to bankruptcy, reorganization, receivership and other laws affecting creditors’ rights generally. Except as set forth on Schedule 4.9, to DAI’s knowledge, DAI has performed all material obligations required to be performed by it under DAI Material Contracts and DAI is not in breach or default thereunder, except for breaches or defaults which will not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.10     Subsidiaries and Affiliates. At the Closing, DAI will not own, directly or indirectly, any of the capital stock of any other corporation or any equity, profit sharing, participation or other interest in any corporation, partnership, joint venture or other entity.

Section 4.11     Litigation, Actions and Proceedings.

(a)     To DAI’s knowledge, there is no action, proceeding or investigation pending or threatened before any court, governmental or regulatory body, agency, commission, official or arbitrator or against any of DAI’s officers, Shareholders or any other Person whom DAI has agreed to indemnify which (a) questions or calls into question the validity of this Agreement and the Operative Documents, (b) if decided adversely to DAI, would materially impair the ability of DAI to conduct the Business and assume its rights and perform its obligations under this Agreement and the Operative Documents, or (c) calls into question DAI’s state or federal regulatory authority to consummate the transactions contemplated hereby.

(b)     To DAI’s knowledge, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against DAI, any of its properties, assets or businesses, or, to the knowledge of DAI, any of DAI’s officers, Shareholders or any other Person whom DAI has agreed to indemnify that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to DAI. To DAI’s knowledge, no third party has expressed an intention to commence a suit or proceeding, which could be expected to have a Material Adverse Effect.

(c)     Schedule 4.11(c) describes each lawsuit, action or proceeding, pending or threatened, to which DAI is a party.

Section 4.12     Tax Matters.

(a)     To DAI’s knowledge, (i) there have been properly completed and filed on a timely basis, as the time may have been extended, and in correct form all Tax Returns required to be filed by DAI, and (ii) as of the time of filing, the Tax Returns correctly reflected the material facts regarding the income, business, assets, operations, activities, status or other matters of DAI or any other information required to be shown thereon.

(b)     With respect to all amounts in respect of Taxes imposed upon DAI, or for which DAI is liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date to DAI’s knowledge, all applicable tax laws and agreements have been fully complied with, and all amounts required to be paid by DAI of which DAI is aware, to taxing authorities or others, on or before the Closing Date have been paid or accrued on the financial statements as defined in Section 4.19(a).

(c)     No issues have been raised (and are currently pending) by any taxing authority in connection with any of the Tax Returns filed by DAI. No waivers of statutes of limitation with respect to such Tax Returns have been given by or requested from DAI. Schedule 4.12(c) sets forth those years for which examinations are presently being conducted or remain open to examination and those years for which required Tax Returns have not yet been filed. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the financial statements as defined in Section 4.19(a) or are being contested in good faith and an adequate reserve therefor has been established and is fully reflected in such financial statements.

(d)     DAI is not a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.

(e)     DAI has not agreed to make, and is not required to make, any adjustment under Section 48 1 (a) of the Code by reason of a change in accounting method or otherwise.

(f)     DAI is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(g)     To DAI’s knowledge, any unpaid Taxes of DAI do not exceed (and at the Effective Time will not exceed) the reserve for tax liability with respect to DAI set forth or included in the financial statements provided to Parent as of the Closing Date in accordance with GAAP.

(h)     To DAI’s knowledge, the transactions contemplated herein will not result in restorations into income of amounts deferred under the consolidated return regulations, such as those relating to intercompany transactions, excess Loss accounts, and the like.

(i)     DAI shall file, or cause to be filed, all final returns for Taxes for which DAI is separately liable upon the Merger or as soon thereafter as may be practicable. To the extent necessary, the Shareholders shall cooperate with Parent and Sub in the filing of all final returns in which the income or expenses of DAI prior to the date of merger are reportable.

Section 4.13     Title to and Condition of Assets. Except as set forth on Schedule 4.13, DAI has good, marketable and valid title in and to all of its properties and assets, free and clear of any lien, charges or other Encumbrances except (i) statutory liens and such imperfections or irregularities of title, liens, charges or encumbrances as do not materially detract from or materially interfere with the present use of the properties or assets subject thereto or affected thereby, or otherwise materially impair present business operations at such properties, and do not materially detract from the aggregate value of the properties and assets, or (ii) as reflected in the DAI Balance Sheet and the Combined Unaudited Financial Statements or the notes thereto.

Section 4.14     Intellectual Property. To DAI’s knowledge, DAI owns or has a valid license to use all Intellectual Property necessary to carry on its business as currently conducted except where the failure to own or have a valid license to use such would not have a Material Adverse Effect; and DAI has not received any notice of infringement of or conflict with, and, to DAI’s knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any of the Intellectual Property that, in either such case, has had or would reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.14, notwithstanding the foregoing, DAI has not taken any action to register any rights it may have with regard to any Intellectual Property, nor has it conducted any investigation into whether DAI’s use of any Intellectual Property infringes on the rights of any Person. Schedule 4.14 also describes all patents, trademarks, copyrights or applications therefor owned by DAI.

Section 4.15     Employee Matters.

(a)     Schedule 4.15(a) contains a complete and accurate list of the names, titles and annual cash compensation as of Signing Date and Closing Date, including without limitation, wages, salaries, bonuses (discretionary and formula) and other cash compensation (the “Cash Compensation”) of all current employees of DAI. In addition, Schedule 4.15(a) contains a complete and accurate description of any and all promised increases in Cash Compensation of employees of DAI that have not yet been effected.

(b)     Except as set forth on Schedule 4.17(m), DAI is not a party to any written employment agreement (“Employment Agreements”) with respect to any of its employees. Employment Agreements include, without limitation, employee leasing agreements, employee services agreements and noncompetition agreements.

(c)     To DAI’s knowledge, DAI has complied, and is in compliance, in all material respects with, and there are no lawsuits, claims or other actions against DAI for violating, any labor or employment related legal requirements, including wages, hours, benefits, nondiscrimination, the payment of employment related taxes or penalties.

Section 4.16     Environmental Matters.

(a)     The following terms used in -this section have the meanings set forth below:

(i)     Environmental Laws means the (A) Toxic Substances Control Act, 15 USC 2601 et seq.; (B) National Historic Preservation Act, 16 USC 470 et seq.; (C) Coastal Zone Management Act of 19792, 16 USC 1451 et seq.; (D) Rivers and Harbors Appropriation Act of 1899, 33 USC 401 et seq.; (E) Clean Water Act, 33 USC 1251 et seq.; (F) Flood Disaster Protection Act of 1973, 42 USC 4001 et seq.; (G) National Environmental Policy Act of 1969, 42 USC 4231 et seq.; (H) Resource Conservation and Recovery Act of 1976 (RCRA), 42 USC 6901 et seq.; (I) Clean Air Act, 42 USC 7401 et seq.; (J) Comprehensive Environmental Response, Compensation, and Liability Act, (CERCLA), 42 USC 9601 et seq.; (K) Hazardous Materials Transportation Act, 49 USC 1801 et seq.; (L) Safe Drinking Water Act, 42 USC 300f et seq.; (M) Emergency Planning and Community Right-to-Know Act of 1986, 42 USC 11001 et seq.; (N) Federal Insecticide, Fungicide, and Rodenticide Act, 7 USC 136 et seq.; (O) Occupational Safety and Health Act, 29 USC 651 et seq.; and all other federal, state, county, municipal and local, and other statutes, laws, regulations, and ordinances that relate to or deal with protection of human health or the environment, all as may be amended from time to time.

(ii)     Hazardous Substance(s) means (A) any flammable or combustible substance, explosive, radioactive material, hazardous waste, toxic substance, pollutant, contaminant, or any related materials or substances identified in or regulated by any of the Environmental Laws; and (B) asbestos, polychlorinated biphenyls (PCBs), urea formaldehyde, chemicals and chemical wastes, explosives, known carcinogens, petroleum products and by-products (including fractions thereof), and radon.

(iii)     Property means any parcel of real estate now or previously owned, leased, or operated by DAI or its Subsidiaries and Affiliates or in which DAI or its Subsidiaries and Affiliates has or had any interest.

(b)     Except as described in Schedule 4.16, to the best of DAI’s knowledge: (i) DAI is now and has at all times been in material compliance with all Environmental Laws; (ii) there are no Hazardous Substances or conditions in or on the Property that may support a claim or cause of action against DAI under any Environmental Laws; (iii) except as described in Schedule 4.16(b), DAI does not and never has owned or operated any underground storage tanks located in or under the Property; (iv) neither DAI nor its directors, officers, employees, or agents have received any notice or other communication from any unit of government or any third party alleging DAI has arranged for disposal or treatment of Hazardous Substances at any time in any landfill or other facility, that creates material liability to any unit of government or any third party.

(c)     Except as described in Schedule 4.16(c), and except to the extent any activity would not create material liability, to the best of DAI’s knowledge, no activity has been undertaken on the Property by or on behalf of DAI that would cause or contribute to (i) the Property becoming a treatment, storage or disposal facility in violation of any Environmental Laws; (ii) a material release or threatened release of any Hazardous Substances in violation of any Environmental Laws; or (iii) the material discharge of pollutants or effluents into any water source or system or into the air, or the dredging or filling of any waters, where such action would require a permit under any Environmental Laws. To the best of DAI’s knowledge, DAI has obtained all Permits currently required by all applicable Environmental Laws, and all such Permits are in full force and effect.

(d)     To the extent DAI has knowledge of a report or investigation, DAI has made available to Parent all environmental reports and investigations that DAI has ever obtained or ordered with respect to the Property.

Section 4.17     Labor Matters; Employee Benefit Plans; Employment, Termination and Severance Agreements.

(a)     DAI is not a party to any collective bargaining agreement or other contract with or commitment to any labor union or association representing any employee of DAI, nor does any labor union or collective bargaining agent represent any employee of DAI. No collective bargaining agreement, contract or other commitment has been requested by, or is under discussion by management of DAI with, any group of employees of DAI, nor are there any representation proceedings or petitions seeking a representation proceeding presently pending, or to the knowledge of DAI, threatened to be brought or filed, against DAI with the National Labor Relations Board or any labor relations tribunal, nor are there any other current activities known to DAI to organize any employees of DAI into a collective bargaining unit. During the past three (3) years, there has been no labor strike, slowdown, lockout, work stoppage, arbitration, grievances, unfair labor practice charges or complaints, or other work-related dispute involving DAI, and no such dispute is now pending. To DAI’s knowledge, DAI is in compliance in all material respects with all Applicable Law, regulations and orders relating to wages, hours, collective bargaining, employment, discrimination, civil rights, safety and health, workers’ compensation, pay equity and the collection and payment of withholding, social security and similar Taxes. There are no complaints, charges or claims against DAI pending or, to the knowledge of DAI, threatened to be brought or filed with any public or governmental authority, arbitrator or court based on, arising out of, or in connection with or otherwise relating to the employment or services, or termination of employment or services, by DAI of any individual, including but not limited to Employee Retirement Income Security Act of 1974, as amended (“ERISA”), civil rights, Americans with Disabilities Act, Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), Pregnancy Discrimination Act, Equal Pay Act, Fair Labor Standards Act, Worker Adjustment and Retraining Notification Act, and Family and Medical Leave Act.

(b)     Schedule 4.17(b) sets forth a true, accurate and complete list of each “employee benefit plan,” as defined in Section 3(3) of ERISA, and any other pension, retirement, savings, profit sharing, deferred compensation, hospitalization, medical, vision, dental, disability, accident and life insurance, bonus, stock award, stock option, stock purchase, phantom stock, incentive and special compensation, employee loan, salary continuation, severance, retention, change in control, vacation, sick leave, educational assistance, leave of absence, and other plan and each other employee benefit plan, program, contract and agreement to which DAI contributes or is required to contribute, or which DAI maintains or administers or which is otherwise applicable to employees or categories of employees of DAI (hereinafter referred to collectively as the “DAI’s Plans”). To DAI’s knowledge, DAI has maintained and operated DAI’s Plans in all material respects in accordance with their terms, the Code, ERISA and other Applicable Law. In particular, to DAI’s knowledge, no individual who has performed services for DAI has been improperly excluded from participation in any DAI’s Plan.

(c)     Except as set forth on Schedule 4.17(c), none of DAI’s Plans is subject to Title IV of ERISA or Section 412 of the Code. To DAI’s knowledge, all DAI’s Plans of DAI and any related trust agreements or annuity agreements (or any other funding document) comply and have complied in all material respects with ERISA and the Code, including, without limitation, the requirements for Tax qualification described in Section 401 thereof. To DAI’s knowledge, the trusts established under such DAI’s Plans are exempt from federal income taxes under Section 501 (a) of the Code.

(d)     To DAI’s knowledge, each DAI’s Plan intended to qualify under Section 401 of the Code, so qualify, and to DAI’s knowledge, nothing has occurred with respect to the administration of operation of such DAI’s Plan which could cause the Loss of such qualification or the imposition of any liability, penalty or Tax under ERISA or the Code. To DAI’s knowledge, there are no audits or proceedings initiated pursuant to the Employees DAI’s

Plans Compliance Resolution System or similar proceedings with the IRS or Department of Labor with respect to any DAI’s Plan.

(e)     True and complete copies of the following documents (if applicable) with respect to each of DAI’s Plans have been made available to Parent: (i) the most recent document constituting DAI’s Plan and all amendments thereto, and any related trust documents; (ii) the most recent summary plan description, and all related summaries of material modifications; (iii) the most recent IRS determination letter and all IRS rulings, opinions or technical advice relating to any DAI’s Plan; (iv) all contracts with service providers or fiduciaries for providing services on behalf of any DAI’s Plan (v) for the most recent plan year, all annual reports (Form 5500 series, including schedules and attachments) on each DAI’s Plan that have been filed with any governmental agency; and (vi) all Department of Labor opinions on any DAI’s Plan and all correspondence relating to the request for and receipt of each opinion.

(f)     For each DAI’s Plan, DAI has furnished or otherwise made available to Parent true and complete copies of each policy, contract or other document setting forth or explaining the material terms of DAI’s Plan.

(g)     To DAI’s knowledge, DAI has made all material contributions and other payments required by and due under the terms of each DAI’s Plan and has taken no action (including, without limitation, actions required by Law) relating to any DAI’s Plan that will materially increase DAI’s obligation under any DAI’s Plan.

(h)     The DAI’s Plans include an “employee stock ownership plan” as such term is defined in Section 407(d)(6) of ERISA or Section 4975(e)(7) of the Code which will be terminated pursuant to the DAI ESOP Redemption Agreement on or prior to the Closing Date.

(i)     DAI is not required or obligated to contribute, or has ever been required or obligated to contribute, to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(j)     Each DAI’s Plan that is an employee welfare benefit plan within the meaning of Section 3(l) of ERISA may be amended or terminated at any time without liability to DAI. None of the welfare DAI’s Plans of DAI is funded through a trust or a similar arrangement.

(k)     To DAI’s knowledge, all welfare DAI’s Plans of DAI that are subject to Section 4980B(f) of the Code and Sections 601 through 607 of ERISA comply with and have been administered in compliance with the health care continuation coverage requirements for tax-favored status under Section 4980B(f) of the Code (formerly Section 162(k) of the Code), Sections 601 through 607 of ERISA, except where a failure to comply, singly or in the aggregate, would not have a Material Adverse Effect on DAI.

(l)     To DAI’s knowledge, except as set forth on Schedule 4.17(l), or as required under Section 4980B of the Code, DAI has no obligation to pay for any post-retirement health or life insurance benefits to employees of DAI.

(m)     Schedule 4.17(m) sets forth a true, accurate and complete list of each employment, termination, retention and severance agreement, and contract, with or for the benefit of any employees of DAI. To DAI’s knowledge, all such agreements and contracts are valid and enforceable, and DAI is not and, to the knowledge of DAI, none of its employees is in default in any material respect under any thereof. Except as separately set forth on Schedule 4.17(m), to DAI’s knowledge, this Agreement shall not (i) result in any payment becoming due, or increase the amount of any compensation due, to any current or former employee of DAI; (ii) increase any benefits otherwise payable under any DAI’s Plan; (iii) result in the acceleration of the time of payment or vesting of any such benefits or compensation; or (iv) result in the failure of any amount payable to be deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code.

(n)     To DAI’s knowledge, neither DAI nor any of DAI’s Plans has engaged in a violation of Section 406(a) or 406(b) of ERISA for which no exemption exists under Section 408 of ERISA or in a “prohibited transaction” (as such term is defined in Section 4975(c)(1) of the Code), for which no exemption under 4975(c)(2) or 4975(d) of the Code.

(o)     To DAI’s knowledge, DAI has (i) filed or caused to be filed all returns and reports on DAI’s Plans in which employees of DAI participate that they are required to file and (ii) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports, except where a failure to file or pay, singly or in the aggregate, would not have a Material Adverse Effect on DAI. To DAI’s knowledge, all other fees, interest, penalties and assessments that are payable by or for DAI have been timely reported, fully paid and discharged. To DAI’s knowledge, there are no unpaid fees, penalties, interest or assessments due from DAI.

(p)     No breach of any of the foregoing representations and warranties in this Section 4.17 shall be deemed to exist unless such breach would have a Material Adverse Effect.

Section 4.18     DAI Leases.

(a)     Leases. DAI owns no real estate. Except as set forth on Schedule 4.18(a), all real estate (the “Real Estate Leases”), equipment, personal property, software and other property leased by DAI (collectively, the “DAI’s Leases”) is leased pursuant to written leases, and to DAI’s knowledge, DAI is not in default under any material term of any agreement relating to DAI’s Leases nor, to DAI’s knowledge, is any other party thereto in default thereunder, which in any case would have a Material Adverse Effect. To DAI’s knowledge, no party to any DAI’s Lease has repudiated any material provision thereof and DAI has no reason to believe that the other party or parties to any such DAI’s Lease intends to exercise any right of cancellation, termination or non-renewal thereof. DAI has heretofore delivered to Parent and Sub true and complete copies of all DAI’s Leases. DAI has obtained, or shall have obtained by the Closing Date, all consents required under DAI’s Leases. Schedule 4.18(a) describes the DAI Leases.

(b)     Condemnation. There are no condemnation proceedings pending or, to DAI’s knowledge, threatened with respect to any portion of DAI’s Real Estate Leases. All DAI’s Real Estate Leases are supplied with utilities and other services reasonably necessary for the operation of such facilities as presently operated.

(c)     Condition of Buildings. To the knowledge of DAI, the buildings and other facilities located on DAI’s Real Estate Leases are free of any patent structural or engineering defects and, to DAI’s knowledge, are free of any material latent structural or engineering defects.

Section 4.19     Financial Data.

(a)     (i)   DAI and MAD shall furnish to Parent prior to Closing certain financial data including, but not limited to, copies of the combined audited financial statements of DAI and MAD including a balance sheet and related statement of income and cash flows as of and for the fiscal years ended December 31, 2000 and December 3 1, 2001 (collectively, the “Combined Audited Financial Statements”) and combined unaudited financial statements for the nine-month period and three-month period ended September 30, 2002, respectively (collectively, the “Combined Unaudited Financial Statements”).

(ii)   At Closing, DAI and MAD shall furnish to Parent a combined unaudited balance sheet (the “Combined Closing Balance Sheet”), which shall be effective as of 12:00 a.m. of the Sunday prior to Closing Date, currently anticipated to be November 24, 2002.

(iii)   Within 30 days after the Closing Date, DAI’s Preauthorized Agents shall furnish to Parent DAI’s audited balance sheet as of the Closing Date (the “DAI Balance Sheet”).

(iv)   The Financial Data as required in this Section 4.19 (1) fairly present the financial condition of DAI and MAD as of the dates thereof and the results of operations of DAI and MAD for the periods covered thereby and (2) have been prepared in accordance with generally accepted accounting principles consistently applied (“GAAP”).

Except for the transactions contemplated by this Agreement, since December 31, 2001, there has been no material change in the financial condition or results of operations of DAI or MAD, which taken as a whole would have a Material Adverse Effect on DAI or MAD, or their Business.

(b) To DAI’s and the MAD members’ respective knowledge, DAI and MAD, respectively, have no liabilities except for liabilities set forth or reserved on DAI’s Balance Sheet, the Combined Audited Financial Statements and the Combined Unaudited Financial Statements (or referred to in the notes thereto) or arising in the ordinary course of business consistent with past practice since December 31, 2001 and which have not had and cannot reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Schedule 4.19(b) hereof lists all of the Debt of DAI as of the Signing and Closing Dates, except for such Debt which cannot reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(c)     The receivables of DAI arose from bona fide sales and deliveries of goods or performance of services in the ordinary course of business. All such receivables are currently due and payable and, to DAI’s knowledge, not subject to any performance obligations by DAI prior to collection. All such receivables have been adequately reserved in DAI’s Balance Sheet in accordance with GAAP. Except as has been reserved against in DAI’s Balance Sheet, to DAI’s knowledge, there is no dispute with respect to the amount or validity of any receivables of DAI. Schedule 4.19(c) hereof lists each receivable of DAI as of the Signing and Closing Dates, except for receivables which cannot reasonably be expected to have individually or in the aggregate a Material Adverse Effect and receivables occurring within 30 days of the Closing Date.

(d)     All accounts payable of DAI reflected in DAI’s Balance Sheet or arising after the date thereof are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable. Schedule 4.19(d) hereof lists each payable of DAI as of the Signing and Closing Dates, except for payables that are incurred within 30 days of the Closing Date in the ordinary course of business for routine expenses which individually or in the aggregate would not have a Material Adverse Effect.

Section 4.20     Ownership of Parent’s Common Stock. Except as set forth on Schedule 4.20 and other than pursuant to this Agreement, neither DAI nor the Shareholders (i) beneficially own, directly or indirectly, or (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, Parent’s Common Stock.

Section 4.21     Disclosure. To DAI’s knowledge, no information supplied by DAI in this Agreement or the schedules or exhibits hereto, or certificates furnished by DAI to Parent and Sub prior to the date hereof, contains any untrue statement of material fact or omits any material fact necessary in order to make the statements herein or therein, in the light of circumstances under which they were made, not materially misleading.

Section 4.22     Brokers. There is no broker, finder or investment banker that has been retained by or is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by DAI or Shareholders.

Section 4.23     Adverse Agreements. To DAI’s and Shareholders’ knowledge, neither DAI nor any Shareholder is not a party to any agreement nor subject to any judgment, order, writ, injunction, decree, rule or regulation, that could reasonably be expected, now or in the future, to have a Material Adverse Effect on the operations or the Business of DAI.

Section 4.24     Insurance. To the best of the knowledge of DAI, all insurance policies covering DAI’s real and personal property or providing for business interruption, personal and product liability coverage, and other insurance are in amounts DAI deems sufficient with respect to its assets, properties, business, operations, products and services as the same are presently owned or conducted, and all such policies are in full force and effect and the premiums have been paid. To the best of the knowledge of DAI, there are no material claims, actions, suits, or proceedings arising out of or based on any of these insurance policies, and no basis for any such claim, action, suit or proceeding exists. DAI is not in material default with respect to any provisions contained in any such insurance policies and has not failed to give any notice or present any claim under any such insurance policy in due and timely fashion.

Section 4.25     Purchase for Investment. The Shareholders shall acquire Parent’s Shares for investment and not with a view to resale or for distributing all or any part thereof in any transaction, which would constitute a distribution within the meaning of the Securities Act. The offering of Parent’s Shares to the Shareholders as part of the Merger Consideration was made only through direct, personal communication between the Shareholders and a duly authorized officer of each of Parent and Sub and not through public solicitation or advertising. The Shareholders acknowledge that Parent’s Shares are “restricted securities” and have not been registered under the Securities Act and that Parent and Sub are not under any obligation to file a registration statement with the Securities and Exchange Commission (“SEC”) or any state securities agency with respect to Parent’s Shares other than pursuant to Section 5.4 of this Agreement.

Section 4.26     Investor Qualifications. Each Shareholder (a) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of his investment in Parent’s Shares and has the financial ability to assume the monetary risk associated therewith, (b) is able to bear the complete Loss of his investment in Parent’s Shares, (c) has received such other documents and information as he has requested and has had the opportunity to ask questions of, and receive answers from, Parent and its management concerning Parent, (d) is not an entity formed solely to make this investment, and (e) is not relying upon any statements or instruments made or issued by any Person other than Parent and its officers in making his decision to accept Parent’s Shares as part of the Merger Consideration.

ARTICLE V

COVENANTS

Section 5.1     Parent’s and Sub’s Covenants.

(a)     Confidentiality of Information. If this Agreement is terminated, Parent and Sub shall return all copies of any information delivered to Parent and Sub or their employees, agents, attorneys or other representatives relating to DAI. Parent and Sub shall not use or disclose DAI’s confidential information, unless such disclosure is required by applicable federal and state securities laws, for any purpose other than the evaluation and implementation of the transactions contemplated hereby. For purposes of this Section 5.1, “confidential” information does not include information which: (i) is or becomes generally available to the public other than as a result of disclosure which is in violation of this Section 5.1; (ii) was known by Parent or Sub on a non-confidential basis prior to the disclosure thereof; or (iii) becomes available to Parent or Sub on a non-confidential basis from a third party who is not known by Parent or Sub to be bound by a confidentiality agreement with DAI, or is not otherwise prohibited from transmitting the information to Parent or Sub.

(b)     Notice of Breach or Potential Breach. Parent or Sub shall promptly notify DAI of any change, circumstance or event that may prevent Parent or Sub from complying with any of its obligations, agreements or covenants hereunder.

(c)     Conduct of Business. Except as required or contemplated herein or in connection with the Merger or as required by law, during the period from the date of this Agreement to the Closing Date, Parent and Sub shall not, without written notice to DAI, amend their organizational documents unless the amendments are necessary to comply with the terms of this Agreement; or effect any material transaction which is inconsistent with the past practices of Parent and Sub or not in furtherance of the business or the Merger.

(d)     SEC Filings. Parent shall timely file with the SEC all documents and reports required under the Securities Act relating to the Parent and under the Exchange Act relating to the transactions contemplated by this Agreement. Parent shall file with the SEC in the future all periodic and annual reports required to be filed by the Parent under the Exchange Act.

(e)     Listing of Parent’s Shares. Parent shall file with the NASDAQ Stock Market such notices, reports and documents required under the rules and regulations of the NASDAQ Stock Market as a result of the transactions contemplated by this Agreement and will cause the Parent’s Shares to be listed in the NASDAQ Stock Market within 30 days after the Effective Time.

(f)     Real Estate Purchase. On or prior to the Closing Date, Parent shall have completed the acquisition of the Real Estate from MAD LLC, however, this condition shall not apply in the event that the results of a Phase I environmental analysis of the Real Estate are found to be commercially unsatisfactory to Parent at Closing Date;

(g)     Parent and Sub Knowledge. Parent and Sub shall immediately advise DAI and Shareholders in writing if any of Parent’s or Sub’s representations or warranties are untrue or incorrect in any material respect or Parent or Sub becomes aware of the occurrence of any event or of any state of facts that results in any of the representations and warranties of Parent or Sub becoming untrue or incorrect.

Section 5.2     Covenants of DAI and Shareholders.

(a)     Conduct of Business.

(i)     Except as required or contemplated herein or in connection with the Merger or as required by law, during the period from the date of this Agreement to the Closing Date, DAI shall carry on and conduct the Business only in the ordinary course consistent with past practices, without any material change in the policies, practices and methods that DAI pursued before the date of this Agreement. DAI and Shareholders shall use their best efforts to preserve the Business organization intact; to preserve the relationships with DAI’s customers, suppliers, and others having business dealings with it; and to preserve the services of DAI’s employees, agents and representatives. DAI shall not undertake any action without the prior written consent of Parent and Sub (which consent shall not be unreasonably withheld) that would result in any material change in the assets or liabilities of DAI, other than in the ordinary course of business consistent with past practices, except for the Asset Purchase and DAI Reorganization.

(ii)     DAI and Shareholders shall immediately advise Parent and Sub in writing if any of DAI’s and Shareholders’ representations or warranties are untrue or incorrect in any material respect or DAI or any Shareholder becomes aware of the occurrence of any event or of any state of facts that results in any of the representations and warranties of DAI or Shareholders being untrue or incorrect. DAI and Shareholders shall not intentionally take any action, or intentionally omit to take any action, that is inconsistent with the manner in which DAI has conducted business in the past that would result in any of DAI’s or Shareholders’ representations and warranties set forth in this Agreement to be untrue or incorrect as of the Closing Date. DAI shall immediately notify Parent and Sub in writing if it enters into any DAI Material Contract.

(iii)     DAI shall not sell or hypothecate its assets, including cash or property distribution to any Shareholders, employees, officers and directors, except in the ordinary course of business.

(b)     Confidentiality of Information. If this Agreement is terminated, DAI shall return all copies of any information delivered to DAI or its employees, agents, attorneys or other representatives relating to Parent and Sub. DAI shall not use or disclose Sub’s or Parent’s confidential information, unless such disclosure is required by applicable federal and state securities laws, for any purpose other than the evaluation and implementation of the transactions contemplated hereby. For purposes of this Section 5.2, “confidential” information does not include information which: (i) is or becomes generally available to the public other than as a result of disclosure which is in violation of this Section 5.2; (ii) was known by DAI on a non-confidential basis prior to the disclosure thereof; or (iii) becomes available to DAI on a non-confidential basis from a third party who is not known by DAI to be bound by a confidentiality agreement with Parent and Sub, or is not otherwise prohibited from transmitting the information to DAI.

(c)     Standstill. During the Standstill Period (defined below), DAI shall not, and DAI shall cause each of DAI’s agents and representatives (including, without limitation, investment bankers, attorneys and accountants, Shareholders, directors and officers of DAI) not to:

(i)     take any action to, directly or indirectly, solicit, encourage or initiate proposals, inquiries or offers from any Person (other than Parent and Sub, or its employees or representatives or Governmental Entities with respect to the transactions contemplated hereby), concerning any purchase or sale of the assets of DAI (other than purchases and sales of goods and services in the ordinary course of business consistent with past practices) or otherwise facilitate in any other manner any effort or attempt by any Person to do or seek to do any of the foregoing without the express written consent of Parent and Sub;

(ii)     enter into any agreement, agreement in principle or other commitment relating to any acquisition, business combination with, recapitalization of, or merger or purchase of all or a significant portion of the assets of, or any material equity interest in DAI, except this Agreement (a “Competing Transaction”);

(iii)     solicit, initiate or encourage the submission of any proposal or offer from any Person or entity (including any of its Shareholders, officers, employees and agents) relating to any Competing Transaction; or

(iv)     participate in any discussions or negotiations, or otherwise assist, facilitate or cooperate in any way with any effort or attempt by any other Person or entity to effect a Competing Transaction.

DAI shall immediately notify Parent and Sub if, at any time prior to the Closing Date, any proposal, offer, inquiry or contact with respect to any of the foregoing is made, provided that such notification does not violate any pre-existing confidentiality agreements. DAI shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any of the foregoing. As used herein, “Standstill Period” shall mean the period commencing on the Signing Date and ending on the Closing Date or November 30, 2002, whichever occurs first, provided, however, that if the Closing Date is extended by the parties pursuant to Section 2.7 to a date after November 30, 2002, the Standstill Period shall be extended to the new Closing Date or termination date of this Agreement pursuant to Section 10.1, whichever first occurs.

(d)     Notice of Breach or Potential Breach. DAI shall promptly notify Parent and Sub of any change, circumstance or event that may prevent DAI from complying with any of its obligations, agreements or covenants hereunder.

(e)     Representations and Warranties. DAI shall not intentionally take or agree or commit to take any action that is inconsistent with the manner in which DAI has conducted business in the past that would result in any of DAI’s representations or warranties hereunder being materially untrue.

(f)     Transfer of Goodwill and Confidential Information. DAI and Shareholders acknowledge and agree that all Confidential Information (as defined herein) and goodwill between DAI and its customers, employees, suppliers, as well as other parties with whom it has business relationships, shall belong exclusively to the Surviving Company as a wholly owned subsidiary of Parent, as of the Closing. Shareholders agree that none of them, whether singly or in combination with one another, will use or disclose the Confidential Information, without the express written permission of the Surviving Company. “Confidential

Information” means all information, research, computer software, or programs and related documentation, practices, technical plans, patents, manufacturing processes, customer lists, pricing techniques, marketing plans, development plans, feasibility studies, acquisition programs, financial information or all other compilations of information related to the Business and owned by the Surviving Company, and that has not been disclosed by the Surviving Company to the general public or that does not exist in the public market.

(g) Noncompetition. Ancillary to the promises contained in this Agreement, and to preserve the goodwill and Confidential Information of DAI transferred to the Parent and the Surviving Company, at the Closing, Parent, Surviving Company and Shareholders shall enter into a Noncompetition Agreement for a term of five (5) years in form and substance as Exhibit C attached hereto. The Noncompetition Agreements for Daniel L. Betts, Melvin H. Rosenblatt, Steven E. Welter and Andrew R. Tavss shall provide that for a period of five (5) years such Shareholders shall not invest in, directly or indirectly, own or operate any entity that engages in the pressure chemical treatment of lumber which is ultimately utilized in deck home remodeling projects; however, such Shareholder shall be permitted to invest in any company so engaged provided its securities are publicly traded and said investment does not represent more than a 5% ownership interest and such Shareholder is not an officer, director, employee, consultant or manager of said company.

(h)     Asset Purchase. After the Signing Date and prior to the Closing Date, DAI shall have completed the Asset Purchase and the corporate existence of Pro-Tek shall have been dissolved.

(i)     DAI Reorganization. After the Signing Date and prior to the Closing Date, DAI shall have completed the DAI Reorganization.

(j)     DAI ESOP Redemption Agreement. On or prior to the Closing Date, DAI shall have entered into the DAI ESOP Redemption Agreement and acquired all of the shares of capital stock of DAI owned of record and beneficially by the DAI ESOP and the participants in the DAI ESOP and the existence of the DAI ESOP shall have been terminated in accordance with the DAI ESOP Redemption Agreement.

Section 5.3     Mutual Covenants.

(a)     Filings; Third Party Consents. Each of DAI, Shareholders, Parent and Sub shall exercise reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all things necessary, proper or advisable under Applicable Law to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby. Without limiting the generality of the foregoing, each of DAI, Shareholders, Parent and Sub shall exercise reasonable efforts to (a) obtain all necessary Governmental Permits and any other authorizations, consents, licenses, waivers, and approvals from third parties, parties to contracts or Governmental Entities including the delivery of any required notice thereto, (b) oppose, lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (c) otherwise fulfill all conditions to this Agreement within reasonable control. In case at any time after Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

(b)     Public Announcements and Press Release. Except as may otherwise be required by law or regulation or by court or administrative agency order, the parties hereto agree that no press release or similar public announcements shall be made with respect to the proposed transactions unless the parties hereto have consented in writing to such disclosure. In addition, except as may be necessary or desirable to disclose to any party’s advisors, financiers, lenders, directors, officers, employees and representatives involved in this transaction, without the prior written consent of the other party, no party shall disclose to any Person any of the terms, conditions or other facts with respect to the transactions contemplated hereby.

(c)     Access to Information.

(i)     The parties hereto agree to afford each other and their respective accountants, counsel, financial advisors and other representatives (the “Representatives”) full access during normal business hours through the Closing Date to each other’s properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, shall furnish promptly to the other (i) a copy of each report, schedule and other document filed or received by any of them which may have a material effect on its businesses, properties or personnel, and (ii) such other information concerning their businesses, operations, properties, assets, condition (financial or other) results of operations and personnel as the other party shall reasonably request.

(ii)     In the event that this Agreement is terminated in accordance with its terms, all non-public material in written or machine readable form provided in connection herewith and all documents, memoranda, notes and other writings in written or machine readable form prepared by the parties based on the information in such material shall be destroyed (and such party shall use its reasonable best efforts to cause their Representatives to similarly destroy their documents, memoranda and notes), and such destruction (and reasonable best efforts) shall be certified in writing by an authorized officer supervising such destruction.

(iii)     The parties shall promptly advise each other in writing of any change or the occurrence of any event after the date of this Agreement having, or which, insofar as can reasonably be foreseen, in the future may have, a Material Adverse Effect on the business, operations, properties, assets, condition (financial or other) or results of operations of such party.

(d)     Notification of Certain Matters. DAI, Shareholders, Parent and Sub shall promptly notify each other of:

(i)     any notice or other communication from any person alleging that the consent of such person is required or contemplated by this Agreement;

(ii)     any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

(iii)     any action, suits, claims, investigations or proceedings commenced or, to the actual knowledge of the executive officers of the notifying party, threatened against, relating to or involving or otherwise affecting such party;

(iv)     any administrative or other order or notification relating to any material violation or claimed violation of law;

(v)     the occurrence or non-occurrence of any event or occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date; and

(vi)     any material failure of any party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided, however, that the delivery of any notice pursuant to this Section 5.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.4     “Piggy Back” Registration Rights.

(a)     If Parent decides, including as required under any demand registration rights agreement, to register any of its common stock or securities convertible into or exchangeable for common stock under the Securities Act on a form which is suitable for an offering for cash or shares of the Parent held by third parties and which is not a registration solely to implement an employee benefit plan, a registration statement on Form S-4 (or successor form) or a transaction to which Rule 145 or any other similar rule of the SEC is applicable, the Parent will promptly give written notice to the Shareholders of its intention to effect such a registration. Subject to Section 5.4(b) below, Parent shall include all Parent’s Shares that the Shareholder(s) request(s) be included in such registration by a written notice delivered to the Parent within fifteen (15) days after the notice given by the Parent. The Shareholders agree that any securities they request to be included in a Parent registration pursuant to this Section 5.4 shall be included by the Parent on the same form of registration statement as has been selected by the Parent for the securities the Parent is registering for sale for its own account.

(b)     If the registration involves an underwritten offering, the Parent will not be required to register Parent’s Shares in excess of the amount that the principal underwriter reasonably and in good faith recommends may be included in such offering (a “Cutback”), which recommendation, and supporting reasoning, shall be delivered to the Shareholders. If such a Cutback occurs, the number of shares that are entitled to be included in the registration and underwriting shall be allocated in the following manner: (i) first, to the Parent for any securities it proposes to sell for its own account, (ii) second, to the other holders requesting inclusion in the registration, pro rata among the respective holders thereof on the basis of the number of shares for which each such requesting holder has requested registration, and (iii) third, to the Shareholders requiring such registration pro rata among such Shareholders on the basis of the number of shares of Parent’s Shares held by the Shareholders for which each such Shareholder requested registration.

(c)     If DAI elects to terminate any registration filed pursuant to this Section 5.4, the Parent will have no obligation to register the securities sought to be included by the Shareholders in such registration. If the Parent includes in such registration any securities to be offered by it, all registration expenses of the Shareholders, except for underwriting discounts and commissions attributable to the Parent’s Shares and fees and expenses of Shareholders’ attorneys and accountants, will be borne by the Parent.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1     Conditions to Each Party’s Obligation. The respective obligations of each party to effect the transactions contemplated hereby are subject to the satisfaction or waiver prior to the Closing Date of the following conditions:

(a)     No statute, rule, regulation or order shall be enacted, promulgated, entered or enforced by any court or governmental authority which would prohibit consummation by such party of the transactions contemplated hereby.

(b)     Such party shall not be prohibited by any order, ruling, consent, decree, judgment or injunction of a court or regulatory agency of competent jurisdiction from consummating the transactions contemplated hereby.

(c)     Other than as contemplated herein, there shall have been no changes in the business, operations, properties or assets of the parties’ businesses that would constitute a Material Adverse Effect.

(d)     No investigation, action, suit or proceeding shall be pending or threatened before any court or governmental body which seeks to restrain, prohibit or otherwise challenge or interfere with the consummation of the transactions contemplated hereby.

Section 6.2     Conditions to Obligation of DAI and Shareholders. The obligation of DAI and Shareholders to effect the transactions contemplated hereby shall be subject to the fulfillment and satisfaction, prior to or at Closing, of the following additional conditions, unless waived by DAI:

(a)     DAI’s determination that the representations and warranties of Parent and Sub set forth in this Agreement (i) that are qualified as to materiality shall be true and correct in all respects and (ii) that are not so qualified, shall be true and correct in all material respects, as of the Signing Date and the Closing Date; and, since the Signing Date and prior to the Closing Date, the representations and warranties of Parent and Sub shall not have been intentionally breached or breached by reason of actions taken by Parent and Sub that were inconsistent with the manner in which Parent and Sub have conducted business in the past; and Parent and Sub shall have delivered to DAI a certificate signed by the chief executive officer of Parent and Sub confirming the foregoing as of the Closing Date. Parent and Sub shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(b)     All Governmental Permits and any other third party approvals, consents, licenses, or waivers which, if not obtained, would have a Material Adverse Effect or a material adverse effect on either the assets, operations, financial condition or prospect of Parent shall have been obtained in form and substance reasonably satisfactory to DAI.

(c)     DAI’s determination that there has been no material adverse disclosure or development in the business condition (financial or otherwise), assets, liabilities or prospects of Parent and Sub.

(d)     On or prior to the Closing Date, Parent shall have completed the acquisition of the Real Estate from MAD LLC, however, this condition shall not apply in the event that the results of a Phase I environmental analysis of the Real Estate are found to be commercially unsatisfactory to Parent at Closing Date;

(e)     On or prior to the Closing Date, DAI and the DAI ESOP shall have completed the transactions set forth in the DAI ESOP Redemption Agreement;

(f)     The Parent’s Shares shall be duly authorized and validly issued, fully paid and nonassessable, issued free of preemptive rights and free and clear of all liens and Encumbrances created by or through Parent, except as provided in the Escrow Agreement.

Section 6.3     Conditions to Obligation of Parent and Sub. The obligation of Parent and Sub to effect the transactions contemplated hereby shall be subject to the fulfillment and satisfaction, prior to or at Closing, of the following additional conditions, unless waived by Parent:

(a)     Parent’s and Sub’s determination that the representations and warranties of DAI and Shareholders set forth in this Agreement (i) that are qualified as to materiality shall be true and correct in all respects and (ii) that are not so qualified, shall be true and correct in all material respects, as of the Signing Date, the Closing Date and the Effective Time; and, since the Signing Date and to the Effective Time, the representations and warranties of DAI and Shareholders shall not have been intentionally breached or breached by reason of actions taken by DAI or Shareholders and that the disclosures on DAI’s Schedules are true and correct in all material respects as of the Closing Date and Effective Time. At Closing, DAI shall have delivered to Parent and Sub a certificate signed by the chief executive officer of DAI confirming the foregoing as of the Closing Date. DAI and Shareholders shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by DAI and Shareholders on or prior to the Closing Date;

(b)     Parent’s and Sub’s determination that there has been no Material Adverse Effect in the business condition (financial or otherwise), assets, liabilities or prospects of DAI;

(c)     Prior to Closing, DAI shall have completed the Asset Purchase;

(d)     Obtaining by DAI of all approvals, consents, releases, assignments and waivers from third parties, which, in the reasonable discretion of Parent’s and Sub’s counsel, are necessary or desirable to be obtained prior to the consummation of the transactions contemplated hereby;

(e)     Acceptance by Daniel L. Betts of an employment agreement with Surviving Company in substantially the form and content of Exhibit D hereto (the “Betts Employment Agreement”);

(f)     DAI shall have completed the DAI Reorganization;

(g)     On or prior to the Closing Date, DAI and the DAI ESOP shall have completed the transactions set forth in the DAI ESOP Redemption Agreement;

(h)     On or prior to the Closing Date, Parent shall have completed the acquisition of the Real Estate from MAD LLC, however, this condition shall not apply in the event that the results of a Phase I environmental analysis of the Real Estate are found to be commercially unsatisfactory to Parent at Closing Date;

(i)     On or prior to the Closing Date, all agreements between DAI and any of its Shareholders, officers, directors, advisors or consultants (which terms shall otherwise exclude any employees) shall be terminated, except for the agreements set forth on Schedule 6.3(i);

(j)     On or prior to the Closing Date, each DAI Shareholder, officer and director shall have execute a general release in form and substance reasonably acceptable to Parent releasing DAI from all claims, causes of action and other obligations arising for any reason prior to Closing Date, except for those agreements set forth in Schedule 6.3(i);

(k)     All life insurance policies covering the life of any officer, director, Shareholder or employee of DAI shall be cancelled or, upon the election of the insured, transferred to the insured on or prior to the Closing Date, except for the life insurance policy for Daniel L. Betts which shall remain in effect;

(l)     On or prior to the Closing Date, DAI and MAD shall have completed and delivered to Parent the Combined Audited Financial Statements, Combined Unaudited Financial Statements and the Combined Closing Balance Sheet; and

(m)     Notwithstanding any provisions to the contrary in this Agreement, the obligations of Parent and Sub to effect the transactions contemplated hereby shall not be subject to fulfillment and/or satisfaction, prior to or at Closing, of the following: (i) delivery of MAD financial data pursuant to Section 4.19(a); and/or (ii) the accuracy or completeness of representations or warranties set forth in Section 4.19 relating to MAD or its business operations.

ARTICLE VII

CLOSING DELIVERIES

Section 7.1     Closing Deliveries of DAI. At Closing, DAI and Shareholders, as applicable, shall deliver to Parent and Sub the following:

(a)     Required Governmental Approvals and Other Consents. Copies of all required governmental approvals, consents, authorizations and other consents as identified on Schedule 4.8 shall be delivered by DAI to Parent and Sub. DAI shall deliver to Parent and Sub any of the consents of other third parties required to consummate the transactions contemplated hereby;

(b)     Certificate of Merger and Articles of Merger. DAI shall have executed and delivered to Parent the Certificate of Merger and Articles of Merger as required by Section 2.1;

(c)     Escrow Agreement. The Shareholders and DAI shall have executed and delivered to the Parent the Escrow Agreement and stock certificates for the Escrowed Shares shall be delivered to the Escrow Agent;

(d)     Employment Agreements. Daniel L. Betts shall execute and deliver to Parent and Sub the Employment Agreement;

(e)     Shareholders Resolutions. DAI and Shareholders shall deliver to Parent and Sub DAI’s board resolutions and Shareholders resolutions approving this Agreement, the Operative Documents and the transactions described herein certified by the President or the Secretary of DAI in the form acceptable to Parent’s and Sub’s counsel;

(f)     Certificate of Good Standing. DAI shall deliver to Sub a Certificate of Good Standing for DAI issued by the Secretary of State of the State of Virginia;

(g)     Certificate of Executive Officer. DAI shall deliver to Sub the certificate required by Section 6.2(a) executed by the President or the Secretary of DAI;

(h)     Documents Satisfactory in Form and Substance. DAI shall have executed and delivered to Parent and Sub all required agreements, certificates and other documents in form and substance satisfactory to counsel of Parent and Sub, in the exercise of such counsel’s reasonable judgment;

(i)     DAI Shares. Shareholders shall deliver to Parent certificates representing DAI Shares duly endorsed to Parent;

(j)     Assignments and Assumption of Liabilities. DAI shall have executed and delivered to Parent and Sub such assignments and assumption of liabilities for the assets and liabilities of DAI, including existing employee contracts as acceptable to Parent, Licenses and Permits, Material Contracts, Intellectual property and DAI Leases as identified on Schedules 4.5,

4.9, 4.14 and 4.18, respectively, as deemed necessary in the reasonable judgment of Parent and its counsel;

(k)     DAI ESOP Redemption Agreement. DAI and DAI ESOP shall have executed and delivered to Parent and Sub the DAI ESOP Redemption Agreement in the form and substance of Exhibit A attached hereto;

(l)     Noncompetition Agreement. Each Shareholder shall have executed and delivered to Parent and Sub the Noncompetition Agreement in the form and substance of Exhibit D attached hereto;

(m)     Releases. DAI and Shareholders shall deliver to Parent and Sub the releases as required by Section 6.30(j); and

(n)     Combined Financial Statements. On or prior to the Closing Date, DAI and MAD shall have delivered to Parent the financial data as required by Section 4.19(a)(i) and (ii).

Section 7.2     Closing Deliveries of Parent and Sub. At Closing, Parent and Sub shall deliver to DAI and Shareholders the following:

(a)     Required Governmental Approvals and Other Consents. Copies of all governmental approvals, authorizations and consents shall be delivered to DAI by Parent and Sub. Parent and Sub shall deliver to DAI any of the consents of other third parties required to consummate the transactions contemplated hereby;

(b)     Certificate of Merger and Articles of Merger. Parent and Sub shall have executed and delivered to DAI the Certificate of Merger and Articles of Merger as required by Section 2.1;

(c)     Merger Consideration. Parent and Sub shall deliver to the Shareholders at Closing the Merger Consideration;

(d)     Escrow Agreement. Parent shall have executed and delivered to DAI and the Shareholders the Escrow Agreement and stock certificates for the Escrowed Shares shall be delivered to the Escrow Agent;

(e)     Employment Agreements. Parent and Sub shall execute and deliver to Daniel L. Betts a duly executed Employment Agreement in substantially the form and content as set forth in Exhibit D attached hereto;

(f)     Sub’s Board Resolutions. Sub shall deliver to DAI resolutions by its board of directors and its stockholder approving this Agreement, the Operative Documents and the transactions contemplated hereby, certified by the President or the Secretary of Sub in the form acceptable to DAI’s counsel;

(g)     Parent’s Board Resolutions. Parent shall deliver to DAI its board resolutions approving this Agreement, the Operative Documents and the transactions contemplated hereby and the issuance of Parent’s Shares to DAI certified by the President or the Secretary of Parent in the form acceptable to DAI’s counsel;

(h)     Certificate of Executive Officer. Parent and Sub shall deliver to DAI the certificate required by Section 6.3(a) executed by the Chief Executive Officer of Sub and by the Chief Executive Officer of Parent;

(i)     Certificate of Good Standing. Parent and Sub shall deliver to DAI a Certificate of Good Standing for Parent and Sub issued by the Secretary of State of the State of Delaware;

(j)     Documents Satisfactory in Form and Substance. Parent and Sub shall have executed and delivered to DAI all agreements, certificates and other documents in form and substance satisfactory to counsel of DAI, in the exercise of such counsel’s reasonable judgment;

(k)     Assignments and Assumption of Liabilities. Parent and Sub shall have executed and delivered to DAI and Shareholders such assignments and assumptions of liabilities for the assets and liabilities of DAI, including existing employee contracts acceptable to Parent, Licenses and Permits, Material Contracts, Intellectual Property and DAI Leases as identified on Schedules 4.5, 4.9, 4.14 and 4.18, respectively, as deemed necessary in the reasonable judgment of DAI Shareholders and their counsel;

(l)     Noncompetition Agreement. Parent and Sub shall have executed and delivered to Shareholders the Noncompetition Agreement in the form and substance of Exhibit D attached hereto; and

Section 7.3     Post Closing Deliveries of Parent and Sub. After the Closing, Parent and Sub shall deliver to DAI and Shareholders the following:

(a)     Copies of all press releases, reports filed with the SEC or other governmental agencies and applications and correspondence delivered to the NASD relating to the transactions contemplated by this Agreement.

(b)     Copies of the Certificate of Merger, Articles of Merger and any other documents filed with any state agencies relating to the transactions contemplated by this Agreement.

Section 7.4     Post-Closing Deliveries of DAI. To ensure fulfillment of certain post-Closing deliveries, DAI will direct the law firm of Johanson Berenson LLP and the accounting firm of Goodman and Associates (the “Preauthorized Agents”) to arrange for, effectuate and specifically deliver the following:

(a)     DAI ESOP and DAI Plans Termination. To Parent, upon receipt, any correspondence or notices, including the DAI ESOP termination approval letter, received from the IRS or any other party or governmental agency relating to the termination of the DAI ESOP and other DAI Plans, including the DAI 401 (k) Plan.

(b)     DAI’s Balance Sheet. To Parent, within 30 days after the Closing Date, DAI’s Balance Sheet as required by Section 4.19(a)(iii).

(c)     Tax Returns. To Parent, within 45 days after the Closing Date, copies of all final DAI state and federal income and other applicable Tax returns.

DAI shall ensure compliance with these post-Closing requirements by depositing with each respective Preauthorized Agent, on or before Closing Date, the amount of estimated costs and fees required to fulfill the intent and purpose of this section. Funds remaining following the completion of these tasks shall be paid to the Surviving Company.

ARTICLE VIII

INDEMNIFICATION

Section 8.1     Survival of Representations, Warranties and Covenants. Except as provided herein, the representations, warranties and covenants of the parties set forth herein shall remain operative and in full force until three (3) years following the Closing Date (at which time such representations, warranties and covenants shall expire and be of no further force and effect); provided, however, that the sole remedy for any breach of such representations, warranties and covenants shall be as set forth in this Article VIII. The covenants of each respective party set forth in Section 5.1(a), Section 5.1(d), Section 5.1(e), Section 5.2(b), Section 5.2(f), Section 5.3(b), Section 5.3(c)(iii) and Section 5.4 of this Agreement shall survive termination and/or the Closing, as applicable, and shall remain operative and in full force indefinitely.

Section 8.2     Indemnification.

(a)     Indemnification by the Shareholders.

(i)    Subject to the provisions of Section 8.1, Section 8.2(a) and Section 8.4 hereof, the Shareholders, severally in accordance with their respective Shareholder Percentage, shall indemnify and hold harmless Parent and Surviving Company, Sub and their directors, officers, employees, Affiliates, and agents (collectively, an “indemnitee”) at all times from and after the Closing Date, against and in respect of Losses arising from or relating to: (A) any breach of any of the representations or warranties made by DAI or Shareholders in this Agreement, including, but not limited to, Section 4.19(b); (B) any breach of the covenants and agreements made by DAI or Shareholders in this Agreement; (C) any claims made by third parties that were not included on the schedules herein as actual or potential claims or liabilities, including, but not limited to, any claims for indemnification and by any taxing authority, arising from the operations of the DAI Business or any DAI agreements, transactions or contracts entered into prior to and through the Closing Date; (D) any liability for any transactions or agreements between any of DAI’s current or former shareholders, Shareholders, officers, directors or employees entered into prior to and through the Closing Date that were not included on the schedules herein as actual or potential claims or liabilities; and (E) the enforcement by Parent and Sub or other Indemnitee of their rights to be indemnified, defended and held harmless under this Agreement.

(ii)     No claim for indemnification shall be asserted against the Shareholders with respect to any single Loss in an amount less than $5,000, it being understood that the aggregate amount of all Losses arising from the same operative facts and circumstances shall be deemed a single Loss (a claim asserted against the Shareholders for a single Loss in excess of $5,000 being herein referred to as an “indemnifiable claim”). No Loss shall be deemed to have been sustained to the extent of any proceeds received by Sub or Parent or any other party indemnified by the Shareholders hereunder from any insurance policy with respect thereto.

(iii)     No amount shall be payable by the Shareholders with respect to any Indemnifiable Claims unless and until the aggregate amount of such Indemnifiable Claims payable by the Shareholders exceeds $75,000. Payment shall include the aggregate claims up to the initial $75,000.

(iv)     The Shareholders’ aggregate liability for indemnification hereunder shall not exceed the fair market value of the Escrowed Shares as calculated on the Closing Date (the “Shareholders’ Liability Limit”). Each Shareholder’s individual liability for indemnification hereunder shall not exceed their Shareholder Percentage of the Shareholder’s Liability Limit. The Shareholder’s liability for payment of Indemnifiable Claims hereunder shall be limited exclusively to Parent’s right to receive for cancellation an appropriate number of Escrowed Shares pursuant to Section 8.4 of this Agreement and the Escrow Agreement. Notwithstanding the terms of this paragraph or any other provision of this Agreement or the Operative Documents, (i) Shareholders at their option may settle any Indemnifiable Claim by paying the full amount of the Indemnifiable Claim in cash, and (ii) Shareholders’ Liability Limit shall not apply to Osmose for any claim made by any party against Osmose or any party hereto, related to the treatment or usage of any materials containing chromated copper arsenate (“CCA”); provided, however, that this subparagraph (ii) shall in no event be construed as an admission by Osmose of any liability whatsoever related to CCA, nor shall this subparagraph (ii) imply that this Agreement creates any separate obligation on the part of Osmose to indemnify any party with respect to claims related to CCA beyond what is specifically provided for elsewhere in this Agreement or in any other valid agreement to which Osmose is a party.

(v)     An Indemnifiable Claim based upon a purported misrepresentation or breach of warranty or covenant by DAI or Shareholders must first be asserted within three (3) years from the Closing Date. Any Indemnifiable Claim that is not asserted within the period provided above therefor shall be forever barred.

(b)     Indemnification by Parent and Sub.

(i)     Subject to the provisions of Section 8.1 and Section 8.2(b) hereof, Parent and Surviving Company shall indemnify and hold harmless the Shareholders and their members, managers, officers, employees, Affiliates, and agents (collectively an “indemnitee”) at all times from and after the Closing Date, against and in respect of Losses arising from or relating to: (A) any breach of any of the representations or warranties made by Sub or Parent in this Agreement, (B) any breach of the covenants and agreements made by Sub or Parent in this Agreement, (C) claims made by third parties, including any taxing authorities, arising from the operations of the Business after the Closing Date, and (D) the enforcement by the Shareholders or their members, officers, employees, Affiliates, and agents of their rights to be indemnified, defended and held harmless under this Agreement.

(ii)     No claim for indemnification shall be asserted against Sub or Parent with respect to any single Loss in an amount less than $5,000, it being understood that the aggregate amount of all Losses arising from the same operative facts and circumstances shall be deemed a single Loss (a claim asserted against Sub or Parent for a single Loss in excess of $5,000 being herein referred to as an “indemnifiable claim”). No Loss shall be deemed to have been sustained to the extent of any proceeds received by DAI, its members or any other party indemnified by Parent and Sub hereunder from any insurance policy with respect thereto.

(iii) No amount shall be payable by Sub or Parent with respect to any Indemnifiable Claims unless and until the aggregate amount of such Indemnifiable Claims payable by Sub or Parent exceeds $75,000. Payment shall include the aggregate claims up to the initial $75,000.

(iv) Parent’s and Sub’s aggregate liability for indemnification hereunder shall not exceed $250,000 (being referred to herein as the “Parent’s and Sub’s Liability Limit”).

(v) An Indemnifiable Claim based upon a purported misrepresentation or breach of warranty or covenant by Sub or Parent must first be asserted within three (3) years from the Closing Date. Any Indemnifiable Claim that is not asserted within the period provided above therefor shall be forever barred.

Section 8.3     Procedures for Indemnification.

(a)     If a claim or demand is made against an Indemnitee, or an Indemnitee shall otherwise learn of an assertion, by any Person who is not a party to this Agreement (or an Affiliate thereof) (a “Third-Party Claim”) as to which a party (the “Indemnifying Party”) may be obligated to provide indemnification pursuant to this Agreement, such Indemnitee will notify the Indemnifying Party in writing, and in reasonable detail, of the Third-Party Claim reasonably promptly after becoming aware of such Third-party Claim; provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

(b)     If a Third-Party Claim is made against an Indemnitee and the Indemnifying Party unconditionally and irrevocably acknowledges in writing its obligation to indemnify the Indemnitee therefor, the Indemnifying Party will be entitled to assume the defense thereof (at the expense of the Indemnifying Party) with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnitee. Should the Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall take all steps necessary in the defense or settlement thereof and shall at all times diligently and promptly pursue the resolution thereof. If the Indemnifying Party so elects to assume the defense of a Third-Party Claim, the Indemnifying Party will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has failed to assume the defense thereof or if it does not expressly elect to assume the defense thereof (including acknowledging its indemnification obligation as aforesaid). If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnifying Party will promptly supply to the Indemnitee copies of all correspondence and documents relating to or in connection with such Third-Party Claim and keep the Indemnitee fully informed of all developments relating to or in connection with such Third-Party Claim (including, without limitation, providing to the Indemnitee on request updates and summaries as to the status thereof). If the Indemnifying Party chooses to defend a Third-Party Claim, all the Indemnitees shall reasonably cooperate with the Indemnifying Party in the defense thereof (such cooperation to be at the expense, including reasonable legal fees and expenses, of the Indemnifying Party).

(c)     If the Indemnifying Party unconditionally and irrevocably acknowledges in writing its obligation to indemnify the Indemnitee for a Third-Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of such Third-Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of Losses in connection with such Third-Party Claim and unconditionally and irrevocably releases the Indemnitee completely from all liability in connection with such Third-Party Claim, provided, however, that, without the Indemnitee’s prior written consent, the Indemnifying Party shall not consent to any settlement, compromise or discharge (including the consent to entry of any judgment), and the Indemnitee may refuse to agree to any such settlement, compromise or discharge (x) that provides for injunctive or other non-monetary relief affecting the Indemnitee or (y) that, in the reasonable opinion of the Indemnitee would otherwise materially adversely affect the Indemnitee. If the Indemnifying Party unconditionally and irrevocably acknowledges in writing its obligation to indemnify the Indemnitee for a Third-Party Claim, the Indemnitee shall not (unless required by law) admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld). If the Indemnifying Party does not assume the defense of any claim or proceeding resulting therefrom in accordance with the terms of this Article X1, the Indemnitee may defend against such claim or proceeding in such manner as it may deem appropriate ; provided, however, that the Indemnitee may not settle any such claim or proceeding without the express written consent of the Indemnifying Party which consent shall not be unreasonably withheld.

(d)     Any claim on account of Losses which does not involve a Third-Party Claim shall be asserted by reasonably prompt written notice given by the Indemnitee to the Indemnifying Party from whom such indemnification is sought. The failure by any Indemnitee so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to such Indemnitee under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure. Any notice pursuant to this Section 8.3(b) shall contain a statement, in prominent and conspicuous type, that if the Indemnifying Party does not dispute its liability to the Indemnitee with respect to the claim made in such notice by notice to the Indemnitee prior to the expiration of a 30-calendar-day period following the Indemnifying Party’s receipt of notice of such claim, the claim shall be conclusively deemed a liability of the Indemnifying Party. If the Indemnifying Party does not notify the Indemnitee prior to the expiration of a 30-calendar-day period following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnitee under this Agreement, such claim specified by the Indemnitee in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Agreement and the Indemnifying Party shall pay the amount of such liability to the Indemnitee on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, the Indemnifying Party and the Indemnitee shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations by the 90th day after notice of such claim was given to the Indemnifying Party, the Indemnifying Party and the Indemnitee will be free to pursue such remedies as may be available to such parties under this Agreement or under Applicable Law.

Section 8.4     Escrow Amount. At Closing, DAI, the Shareholders, Parent and an escrow agent to be designated and approved by the parties (the “Escrow Agent”) shall execute the escrow agreement in substantially the form of Exhibit B attached hereto (the “Escrow Agreement”). The Escrow Agreement shall provide, among other terms, that 30% of Stock Consideration issued to the Shareholders (the “Escrowed Shares”) shall be held by the Escrow Agent to secure the Shareholders’ obligations under Section 8.2(a) herein. The Escrow Agreement shall provide that (a) on the one-year anniversary of Closing the number of Escrowed Shares shall be reduced to 20% of the Parent’s Shares delivered to Shareholders at Closing, (b) on the two-year anniversary of Closing the number of Escrowed Shares in the escrow shall be reduced to 10% of the Parent’s Shares delivered to Shareholders at Closing, and (c) on the three-year anniversary of Closing all remaining Escrowed Shares in the escrow shall be distributed to Shareholders; provided that if a claim for indemnification is pending and outstanding on any such anniversary date, then the reduction in Escrowed Shares shall be limited to the extent the Escrowed Shares to be released may reasonably be required to satisfy the outstanding claim. If the Shareholders become obligated to indemnify Parent and Sub with respect to an Indemnifiable Claim and the amount of liability with respect thereto shall have been finally determined, the Escrow Agent shall release the appropriate number of Escrowed Shares to Parent for cancellation pursuant to the terms of the Escrow Agreement. The fair market value per share of the Escrowed Shares shall be $5.00 per share. Notwithstanding any other provision of this Agreement, the Escrow Agreement, or the Operative Documents, the Shareholders’ liability for indemnification shall be limited as set forth in Section 8.2(a)(iv) of this Agreement.

The Escrowed Shares shall be automatically released to the Shareholders on the third anniversary of the Closing Date if there are no pending Indemnifiable Claims.

Section 8.5     Termination of Indemnification Obligations. The obligations of each party to indemnify, defend and hold harmless the other party and other Indemnitees pursuant to this Article VIII shall continue until the expiration -of the applicable representation or warranty pursuant to Section 8.5 herein; provided, however, that the obligations of each party to indemnify, defend and hold harmless the other party and Indemnitees shall not terminate with respect to any individual item as to which an Indemnitee shall have before the expiration of the applicable period, made a claim by a delivering a notice to the Indemnifying Party.

ARTICLE IX

DISPUTE RESOLUTION

Section 9.1     Dispute Resolution. The patties’ hereto agree that any controversy or other than a claim for injunctive relief (“Dispute”) arising out of this Agreement shall be resolved in accordance with the following procedures. A Dispute may include, without limitation, any claim with respect to either party’s obligations or its performance, failure to perform, adequacy of performance or good faith exercise of its rights under the Agreement. The parties shall endeavor in good faith to promptly, reasonably, and equitably settle all Disputes on an informal basis in the normal course of business. All Disputes which the parties cannot so settle in the normal course of business Shall be negotiated -and mediated in accordance with the following terms:

(a)     Either party, (the “initiating party”) may commence a negotiation of a Dispute (“Negotiation”) by serving on the other party (the “responding party”) a written statement of the nature and substance of the Dispute, a brief summary of its position with respect to the Dispute, its justifications therefor, and its proposal for resolution of the Dispute. Within ten (10) days, the responding party shall prepare and serve on the initiating party a written statement of its position in response. These position papers may be served by facsimile transmission or such other means and to such parties and at such addresses as the parties may designate from time to time (“Executives”). Within fourteen (14) days of exchanging position papers, the parties shall conduct a face-to-face meeting of the Executives and appropriate members of their respective management teams with knowledge of the matters underlying the Dispute and full authority to resolve the Dispute. The first such meeting shall be held at the office of the responding party, with succeeding meetings rotated between the parties’ offices, or at such other locations as the parties may agree. The-Executives shall conduct not less than two (2) meetings over a two week period. If the Executives cannot agree to a resolution of the Dispute within five (5) days thereafter, they may continue discussions or either party may invoke the mediation procedures set forth hereafter by giving notice to the other party.

(b)     Either party may invoke non-binding mediation (“Mediation”) upon conclusion of the Negotiation procedures described above by serving a notice of mediation on the other party and proposing a mediator. The other party shall respond within five (5) business days advising as to whether the proposed mediator is acceptable and, if not, proposing an alternative mediator. If the parties cannot agree within an additional two (2) business days to an acceptable mediator, then on the second business day after delivery of the other party’s response, each party shall concurrently deliver to the other by an overnight delivery service of general commercial use and acceptance (such as Airborne, UPS, or Federal Express) a list of five proposed mediators in order of preference. The Person ranking highest on the two lists (measured by a total point system of 5 points for the first choice on each list, 4 points for the second choice on each list, etc.) shall be designated the mediator unless such Person refuses the designation, in which event the next highest ranking Person shall be designated the mediator. If no Person appears on both lists, or no Person who appears on both lists accepts the designation, and the parties cannot within five (5) additional days agree to a mediator, the parties shall each then designate a Person (“designee”) who shall together decide on and confirm appointment of the mediator. If the designees are unable to agree, the designees shall apply to the Center for Public Resources to appoint a mediator in accordance with its Model Procedure for Mediation of Business Disputes as then in effect. The Person so appointed (the “Mediator”) shall be compensated at an hourly rate (or an alternative compensation arrangement) to be agreed upon between the parties and the Mediator prior to appointment. The parties shall each pay one half the Mediator’s fee and expenses. Each party shall prepare a written statement of the Dispute and its position, a summary of the prior negotiations, and a final proposal of settlement. Within fifteen (15) days of appointment of the Mediator, the parties shall submit such statement to the Mediator, together with such supporting or evidentiary materials or other matter as the parties deem appropriate to the Dispute. Concurrently, the parties shall deliver a copy of all submitted materials to the other party. Any further submissions shall be made only with the prior consent of the Mediator and all submissions shall be copies to the other party. No “discovery” or other proceeding shall be conducted except as directed by the Mediator. The Mediator may, at his option, hold hearings or conduct interviews, discussions, or negotiation sessions with any Person or entity, which he believes to be relevant to the Dispute. The Mediator may in his discretion conduct such interviews or discussions unilaterally or with the parties present. The Mediation shall be generally conducted in accordance with the Model Procedures for Mediation of Business Disputes as then in effect, or pursuant to such other procedures as the parties may agree. The parties shall endeavor to assist the Mediator in concluding the Mediation within a reasonable time, with a target of not later than thirty (30) days after initial submission of materials to the Mediator. At any time, after the parties have engaged in reasonable mediation activity, the Mediator may declare the Mediation to be terminated, and either party may elect to terminate the Mediation at any time by giving notice to the other party and the Mediator, if the Dispute is not resolved within ninety (90) days after the appointment of the Mediator. If, upon termination of the Mediation, the Dispute remains unresolved, both parties shall reserve all rights to seek a judicial resolution of the Dispute in accordance with Applicable Law, except as otherwise restricted by this Agreement. The resolution of any Dispute shall not constitute an amendment to the Agreement or a waiver or modification of either party’s rights.

ARTICLE X

MISCELLANEOUS

Section 10.1     Termination.

(a)     This Agreement may be terminated at any time prior to the Closing Date:

(i)     by mutual written consent of DAI, the Shareholders, Parent and Sub;

(ii)     by DAI or Parent if (A) any Governmental Entity which must grant a required regulatory approval has denied approval of the transaction and such denial has become final and non-appealable or (B) any Governmental Entity of competent jurisdiction shall have issued a final non-appealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement in the manner presented;

(iii)     by DAI or Parent (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the other party which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to Closing;

(iv)     by DAI if the transaction shall not have been consummated on or before November 30, 2002 or such later date as provided in Section 2.7, unless the failure of Closing to occur by such date shall be due to the failure of DAI or Shareholders to perform or observe the covenants and agreements of DAI or Shareholders set forth herein;

(v)     by Parent if the transaction shall not have been consummated on or before November 30, 2002 or such later date as provided in Section 2.7, unless the failure of Closing to occur by such date shall be due to the failure of Parent and Sub to perform or observe the covenants and agreements of Parent and Sub set forth herein.

(b)     In the event of termination of this Agreement by either DAI, Parent or Sub as provided in 10.1(a), this Agreement shall forthwith become void and have no effect, and neither the Shareholders, DAI, Sub, or Parent, nor any of their respective Subsidiaries or Affiliates or any of the officers, directors or stockholders of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except (i) the confidentiality provisions of Section 5.1(a) and Section 5.2(b), the publicity provisions in Section 5.3(b) and the costs, expenses and legal fees provisions of Section 10.2 shall survive any termination of this Agreement, (ii) if this Agreement is terminated by DAI as a result of Section 10.1(a)(iii) or 10.1(a)(iv) herein, Parent shall pay to DAI $100,000 as damages for the failure of the transactions contemplated by this Agreement to close, and (iii) notwithstanding anything to the contrary contained in this Agreement, neither the Shareholders and DAI nor Parent and Sub shall be relieved or released from any liabilities or Losses arising out of its willful breach of any provision of this Agreement.

Section 10.2     Costs, Expenses and Legal Fees. Each party hereto shall bear its own costs and expenses (including accounting costs and attorneys’ fees), except that each party hereto agrees to pay the costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the other parties in successfully (a) enforcing any of the terms of this Agreement or (b) proving that another party breached any of the terms of this Agreement or related documents.

Section 10.3     Notices and Payments. All notices, demands and other communications hereunder shall be in writing and shall be delivered (i) in person, or (ii) by United States mail, certified or registered, with return receipt requested, or (iii) by national overnight courier service, as follows:

If to DAI:	Deck America, Inc.
1041 Cannons Court
Woodbridge, Virginia 22191-1434
Attention: Daniel L. Betts

with a copy to:

Finkelstein & Horvitz, P.C.
7315 Wisconsin Avenue, Suite 400 East
Bethesda, Maryland 20814
Attention: Nathan I. Finkelstein

If to Shareholders:	At their address as set forth on the
Signature Page of this Agreement

with a copy to

Eisenhower, Laufer & Tarby, P.C.
4041 University Drive, Suite 100
Fairfax, Virginia 22030
Attention: Richard M. Tarby, Esq.

If to Sub:	Remodelers Credit Corporation
750 State Highway 121 Bypass, Suite 170
Lewisville, Texas 75067
Attention: Murray H. Gross, President

If to Parent:	U.S. Home System, Inc.
750 State Highway 121 Bypass, Suite 170
Lewisville, Texas 75067
Attention: Murray H. Gross, President

with a copy to

Jackson Walker L.L.P.
901 Main Street, Suite 6000
Dallas, Texas 75202
Attention: Richard B. Goodner

The persons or addresses to which mailings or deliveries shall be made may be changed from time to time by notice given pursuant to the provisions of this Section 10.3. Any notice, demand or other communication given pursuant to the provisions of this Section 10.3 shall be deemed to have been given on the date actually delivered against proof of receipt therefor.

Section 10.4     Party Beneficiaries. Nothing expressed or referred to in this Agreement shall be construed to benefit or create any right or cause of action in or on behalf of any Person (including any Transferred Employee) other than DAI, the Shareholders, the Parent and Sub. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

Section 10.5     Independent Contractors. Nothing contained in this Agreement or any other Operative Document shall be construed as creating or constituting a partnership, joint venture or agency between the parties to this Agreement. Rather, the parties shall be deemed independent contractors with respect to each other for all purposes.

Section 10.6     Successors and Assigns. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement and the rights, privileges, duties and obligations of the parties hereto may not be assigned, delegated or otherwise transferred (by operation of law or otherwise) by any party without the prior written consent of the other party; provided, however, that such consent shall not be required (a) for the assignment by Sub of its rights and privileges hereunder to an Affiliate of Sub (it being understood that no such assignment shall relieve Sub of its duties or obligations hereunder), or (b) for the assignment, delegation or other transfer by Sub or DAI of its rights, privileges, duties and obligations hereunder to any Person into or with which Sub or DAI shall merge or consolidate or to which Sub or DAI shall sell all or substantially all of its assets, provided that the assignee formally agrees in writing to assume all the rights and obligations of the assigning party created hereby. This Agreement shall not be deemed to confer upon any Person not a party hereto any rights or remedies hereunder.

Section 10.7     Amendments and Waivers. This Agreement, any of the instruments referred to herein and any of the provisions hereof or thereof shall not be amended, modified or waived in any fashion except by an instrument in writing signed by the parties hereto. No waiver by any party hereto of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement, any exhibit or any document, instrument or certificate contemplated hereby shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party’s rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

Section 10.8     Severability of Provisions. If any provision of this Agreement or the application of any such provision to any Person or circumstances is invalid or unenforceable, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected by such invalidity or unenforceability.

Section 10.9     Counterparts; Delivery. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute a single instrument. The parties acknowledge that delivery of executed counterparts of this Agreement may be effected by a facsimile transmission or other comparable means, with an original document to be delivered promptly thereafter via overnight courier.

Section 10.10     Governing Law. This Agreement is made and entered into under the laws of the State of Delaware without regard to its choice or conflicts of law principles, and the laws of the State of Delaware applicable to agreements made and to be performed entirely shall govern the validity and interpretation hereof, and the performance by the parties hereto of their respective duties and obligations hereunder.

Section 10.11     Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

Section 10.12     Entire Agreement. The making, execution and delivery of this Agreement by the parties hereto have been induced by no representations, statements, warranties o agreements other than those herein expressed. This Agreement and the other written instruments specifically referred to herein embody the entire understanding of the parties and supersede in their entirety all prior communication, correspondence, and instruments, and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof.

Section 10.13     Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

Section 10.14     “Reference to Agreement.” Use of the words “herein”, “hereof, “hereto” and the like in this Agreement shall be construed as references to this Agreement as a whole and not to any particular Article, Section or provision of this Agreement, unless otherwise noted.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

DAI:

DECK AMERICA, INC., a Virginia company

By:

Daniel L. Betts, President

Address:	1041 Cannons Court Woodbridge, Virginia 22191

SHAREHOLDERS:

Daniel L. Betts

Address:	500 Beaver Creek Court Fredericksburg, Virginia 22407

Melvin H. Rosenblatt

Address:	6106 Green Lawn Court Springfield, Virginia 22152

Steven E. Welter

Address:	1520 South 16th Street P.O. Box 350 Prairie Du Chien, Wisconsin 53821

Andrew R. Tavss

Address:	10616 Maplecrest Lane Potomac, Maryland 20854

Osmose, Inc.

By:	:

Name:

Its

Address:	980 Ellicott Street Buffalo, New York 14209

SUB:

REMODELERS CREDIT CORPORATION, a Delaware company

By:	U.S. HOME SYSTEMS, INC., its sole Shareholder

Name: Murray H. Gross Its: President

Address:	750 State Highway 121 Bypass Suite 170 Lewisville, Texas 75067

PARENT:

U.S. HOME SYSTEMS, INC., a Delaware corporation

By:

Name: Murray H. Gross Its: President

Address:	750 State Highway 121 Bypass Suite 170 Lewisville, Texas 75067

INDEX OF SCHEDULES AND EXHIBITS

SCHEDULES	DESCRIPTION
2.1(d)	New Directors and Officers of DAI
3.2	Liabilities of Sub
3.7	Issuance of Stock
4.1	Validity and Capitalization
4.1A	DAI Jurisdictions
4.5	Required Licenses and Permits
4.7	Non-Contravention
4.8(a)	Governmental Approvals
4.8(b)	Required Consents
4.9	Material Contracts of DAI
4.11(c)	Litigation, Actions and Proceedings
4.12(c)	Tax Matters
4.13	Encumbrances
4.14	Intellectual Property
4.15(a)	List of Employees; Cash Compensation
4.16	Environmental Matters
4.16(b)	Storage Tanks
4.16(c)	Environmental Activities
4.17(b)	DAI’s Plans
4.17(c)	DAI’s Plans Subject to Title IV of ERISA
4.17(l)	Post-Retirement Benefits
4.17(m)	Agreements
4.18(a)	DAI Real Estate Leases
4.19(b)	Debt of DAI
4.19(c)	Receivables of DAI
4.19(d)	Payables of DAI
4.20	Ownership of Parent’s Common Stock
6.3(i)	Intra-Agreements

EXHIBIT	DESCRIPTION
A	DAI ESOP Redemption Agreement
B	Escrow Agreement
C	Noncompetition Agreement
D	Betts Employment Agreement